SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

OIL STATES INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

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(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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OIL STATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2015

To the Stockholders of

Oil States International, Inc.:

NOTICE IS HEREBY GIVEN THAT the 2015 Annual Meeting of Stockholders of Oil States International, Inc., a Delaware corporation (the “Company”), will be held at the Hotel Granduca at 1080 Uptown Park Boulevard, Houston, Texas, 77056 on the 12th day of May, 2015 at 9:00 a.m. central time (the “Annual Meeting”), for the following purposes:

(1) To elect three (3) Class II members of the Board of Directors to serve until the 2018 Annual Meeting of Stockholders (see page 3);

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015 (see page 40);

(3) To conduct an advisory vote to approve executive compensation (see page 43); and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Company has fixed the close of business on March 23, 2015 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted “FOR” the nominees for director named in the attached Proxy Statement, and “FOR” the ratification of the appointment of the independent registered public accounting firm for the Company named in such Proxy Statement, and “FOR” the approval of executive compensation. A copy of the list of stockholders entitled to vote at the Annual Meeting will be available for inspection by qualified stockholders for proper purposes at the offices of the Company during normal business hours after May 1, 2015 and will be available through the conclusion of the Annual Meeting.

Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 12, 2015: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE COMPANY’S 2014 ANNUAL SHAREHOLDERS’ REPORT ARE AVAILABLE AT HTTP://WWW.IR.OILSTATESINTL.COM/PROXY.CFM

By Order of the Board of Directors

Sincerely,

William E. Maxwell
Corporate Secretary

Houston, Texas

April 10, 2015

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

OIL STATES INTERNATIONAL, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 12, 2015

OIL STATES INTERNATIONAL, INC.

Three Allen Center

333 Clay Street, Suite 4620

Houston, Texas 77002

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oil States International, Inc., a Delaware corporation (the “Company”), regarding matters to be voted on at the 2015 annual meeting of stockholders of the Company (the “Annual Meeting”), which will be held at the Hotel Granduca at 1080 Uptown Park Boulevard, Houston, Texas, 77056, on the 12th day of May, 2015, at 9:00 a.m. central time, for the following purposes:

(1)	To elect three (3) Class II members of the Board of Directors to serve until the 2018 Annual Meeting of Stockholders;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2015;

(3)	To conduct an advisory vote to approve executive compensation;

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to William E. Maxwell, Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002; (2) submitting a properly signed proxy with new voting instructions with a later date; or (3) voting in person at the Annual Meeting. If your shares are held in street name and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, banker or nominee in accordance with the entity’s procedures. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “FOR” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” on page 3; “FOR” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm as set forth under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” on page 38; and “FOR” the approval of executive compensation set forth under “Proposal 3: Advisory Vote on Executive Compensation” on page 41. If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation of proxies for which the Company will pay an estimated fee of $8,000. Computershare, the Company’s transfer agent, will serve as the inspector of election for the Annual Meeting.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2014, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting but does not constitute a part of the proxy soliciting material.

This Proxy Statement and the enclosed form of proxy were mailed to stockholders beginning April 10, 2015.

 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Oil States International, Inc., a Delaware corporation, (“Company,” “Oil States,” “we,” “us,” and “our” refer to Oil States International, Inc. and its subsidiaries), has one outstanding class of security that entitle holders to vote at meetings of the Company’s stockholders, its common stock, par value $.01 per share. Each share of common stock outstanding on the record date is entitled to one vote. Stockholders may not cumulate their votes. There are no matters that require a supermajority vote under our certificate of incorporation. Our by-laws permit amendment by a majority vote of stockholders.

The record date for the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 23, 2015. At the record date, 51,674,483 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Directors will be elected by a plurality of the votes cast. However, in accordance with the Company’s corporate governance guidelines, which were last amended on February 19, 2014, any director who does not receive a majority of votes cast in an uncontested election is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee following certification of the stockholders vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation offer and make a recommendation to the Board as to whether the resignation should be accepted. The Board will render its decision on the tendered resignation with the affected director abstaining. Ratification of the selection of the Company’s auditors and approval of the advisory vote on executive compensation each require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Under the applicable rules of the New York Stock Exchange, (the “NYSE”), brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. If you hold your shares in street name and you do not give voting instructions to your broker, pursuant to NYSE Rule 452, your broker will not be permitted to vote your shares with respect to “Proposal 1: Election of Directors”, or “Proposal 3: Advisory Vote on Executive Compensation,” and your shares will be considered “broker non-votes” with respect to these proposals. If you are a street name stockholder, and you do not give voting instructions, your broker will nevertheless be entitled to vote your shares with respect to “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” in the discretion of the broker. Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions will have the same effect as a vote against the proposal.  For purposes of the advisory vote on executive compensation, broker non-votes are not counted as votes with respect to the proposal and therefore will not affect the outcome of the vote on this proposal, and abstentions will have the same effect as a vote against the proposal.

A proxy in the accompanying form that is properly signed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the proposal: FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm; FOR the approval of the advisory vote on executive compensation; and in accordance with the discretion of the holders of the proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. The persons named in the accompanying proxy may also, in their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of eight members. The eight members are divided into three classes having three members in each of Class I and Class II, and two members in Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the three current Class II directors will expire at the Annual Meeting. The term of the Class I directors will expire at the Annual Meeting of stockholders to be held in 2017, and the term of the Class III directors will expire at the Annual Meeting of stockholders to be held in 2016.

Nominees

Three directors are to be elected to serve as Class II directors at the Annual Meeting. Based on the recommendation of our Nominating & Corporate Governance Committee, the Board of Directors has nominated S. James Nelson, Gary L. Rosenthal, and William T. Van Kleef to fill the three expiring Class II positions on the Board of Directors, to hold office for three-year terms expiring at the Annual Meeting of Stockholders in 2018, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. All of the director nominees, Messrs. Nelson, Rosenthal and Van Kleef, presently serve as Class II directors. Stockholder nominations will not be accepted for filling Board of Directors seats at the Annual Meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Our Board of Directors has determined that Messrs. Nelson, Rosenthal and Van Kleef are “independent” as that term is defined by the applicable NYSE listing standards. See “— Director Independence” below for a discussion of director independence determinations. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted FOR the election of the three nominees for director.

A plurality of votes cast is required for the election of directors. Our Corporate Governance Guidelines require any director who does not receive a majority of the votes cast in an uncontested election to tender their resignation for the consideration by the Nominating and Corporate Governance Committee, which will then make a recommendation concerning the tendered resignation to the Board of Directors. Each of the nominees has consented to serve as director if so elected. If any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors to replace such nominee.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the director nominees.

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are the names of, and certain information with respect to, the Company’s executive officers and directors, including the three nominees for election to the Class II positions on the Board of Directors.

Names	Director Class	Age	Position(s)
Stephen A. Wells	III	71	Chairman of the Board
Cindy B. Taylor	I	53	Director, Chief Executive Officer and President
Lloyd A. Hajdik		49	Senior Vice President, Chief Financial Officer and Treasurer
Christopher E. Cragg		54	Senior Vice President, Operations
Charles J. Moses		69	Senior Vice President, Offshore Products
Sarah A. Munson		50	Vice President, Controller and Chief Accounting Officer
Lias J. Steen		56	Senior Vice President, Human Resources and Legal
Lawrence R. Dickerson	I	62	Director
S. James Nelson*	II	72	Director
Mark G. Papa	III	68	Director
Gary L. Rosenthal*	II	65	Director
Christopher T. Seaver	I	66	Director
William T. Van Kleef*	II	63	Director

*	Nominee for election as Class II director at the Annual Meeting.

Stephen A. Wells has served as a Director of our Company since April 1996 and as Chairman since May 2006. Mr. Wells is the President of Wells Resources, Inc., a privately owned oil, gas and ranching company, and has served in that position since 1983. From October 1993 to February 1996, he was a director and Chief Executive Officer of Coastwide Energy Services, Inc., a Gulf Coast marine terminal operator. From March 1992 to September 1994, he was a director and Chief Executive Officer of Grasso Corporation, an oil and gas production management services company. Mr. Wells served as a director and a member of the audit and executive committees of Pogo Producing Company (NYSE: PPP), an oil and gas exploration and production company until it was acquired in November 2007.

Cindy B. Taylor is the Chief Executive Officer and President of our Company and is a member of the Company’s Board of Directors. She has held these positions since May 2007. From May 2006 until May 2007, Mrs. Taylor served as President and Chief Operating Officer of our Company. From May 2000 until May 2006, Mrs. Taylor was the Senior Vice President—Chief Financial Officer and Treasurer of our Company. From August 1999 to May 2000, Mrs. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Mrs. Taylor served as the Vice President—Controller of Cliffs Drilling Company from July 1992 to August 1999 and held various management positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. She received a B.B.A. degree from Texas A&M University and is a Certified Public Accountant. Mrs. Taylor is currently a director of Tidewater Inc. (NYSE: TDW), a global provider of vessels serving the offshore energy industry and is Chairman of the Tidewater finance committee and a member of its audit committee. She also serves on the board of AT&T (NYSE: T ), a global technology and telecommunications company, and is a member of its corporate development and finance committee in addition to its audit committee.

Lloyd A. Hajdik joined the Company in December 2013 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, he served as the Chief Financial Officer of GR Energy Services, LLC, a privately-held oilfield services entity, from September to November 2013, and Senior Vice President – Finance and Chief Accounting Officer of Helix Energy Solutions Group, Inc. (“Helix”) from November 2008 to April 2013. Mr. Hajdik pursued personal interests from May 2013 to October 2013. Mr. Hajdik joined Helix in December 2003 as Vice President and Corporate Controller and was named Chief Accounting Officer in February 2004 and continued in that role until April 2013. Prior to joining Helix, Mr. Hajdik served in a variety of accounting and finance-related roles of increasing responsibility with Houston-based companies, including NL Industries, Inc., Compaq Computer Corporation (now Hewlett Packard), Halliburton’s Baroid Drilling Fluids and Zonal Isolation product service lines, Cliffs Drilling Company and Shell Oil Company. Mr. Hajdik was with Ernst & Young LLP in the audit practice from 1989 to 1995. Mr. Hajdik graduated Cum Laude from Texas State University receiving a Bachelor of Business Administration degree. Mr. Hajdik is a Certified Public Accountant and a member of the Texas Society of CPAs, the American Institute of Certified Public Accountants and Financial Executives International.

Christopher E. Cragg is the Senior Vice President, Operations of our Company. He has held this position since May 2006. From February 2001 until May 2006, Mr. Cragg was the Vice President—Tubular Services of our Company. Mr. Cragg was Executive Vice President—Chief Financial Officer of Sooner Inc., a predecessor of our Company (“Sooner”), from December 1999 to February 2001. Mr. Cragg also served as President of Sooner from October 2003 until May 2006. From April 1994 to June 1999, he was Vice President and Controller of Ocean Energy, Inc., an independent oil and gas exploration and production company, and its predecessor companies. Mr. Cragg served as Manager—Internal Audit with Cooper Industries, a manufacturer of diversified products, from April 1993 to April 1994 and as a senior manager with Price Waterhouse, a public accounting firm, from August 1983 to April 1993. Mr. Cragg is a director and serves on the audit and compensation committees and, beginning in February 2011, as Chairman of the compensation committee of Powell Industries, Inc. (NASDAQ: POWL), a company that manufactures and services electrical energy systems. He received a B.B.A. degree from Southwestern University and is a Certified Public Accountant.

Lias J. Steen has served as the Senior Vice President, Human Resources and Legal for our Company since February 2011. From June 2008 to January 2011 he was the Vice President, Human Resources and Legal of our Company. A native of Cuero, Texas, Mr. Steen has been involved in the energy service business in various capacities since 1978, starting his career as a petroleum landman. Mr. Steen spent 10 years with Camco International Inc. as Assistant General Counsel and General Counsel. Following his tenure at Camco, Mr. Steen served for five years as the General Counsel for North America for Schlumberger, then, from December 2002 to April 2008, he served as Vice President of Legal and Human Resources at Grant Prideco. Mr. Steen is a graduate of Texas A&M University with a B.S. in Agricultural Economics and received his Juris Doctor from South Texas College of Law.

Charles J. Moses has been the Company’s Senior Vice President, Offshore Products business since January 2010. Mr. Moses also serves as President of Oil States Industries, Inc., a wholly owned subsidiary of the Company. Mr. Moses has served various positions during his career at the Company’s offshore products business spanning the past 40 years. He was the Senior Vice President of Oil States Industries, Inc., the Company’s offshore products subsidiary from 1996 to December 2009.

Sarah A. Munson joined the company in 2005 as the Corporate Controller and is now Vice President, Controller & Chief Accounting Officer.  Prior to joining the Company, she was Controller and Corporate Secretary of Container-Care International, Inc., a national provider of intermodal storage and transportation services, the Controller of International Daywork Drilling Operations at Cliffs Drilling Company, and she began her career as an auditor with Ernst & Young LLP.  Ms. Munson graduated Magna Cum Laude from The University of Houston receiving a Bachelor of Business Administration degree. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Lawrence R. Dickerson has served as a director of our Company since 2014. He is the retired President and Chief Executive Officer of Diamond Offshore Drilling, Inc. (NYSE:DO). During his 34 year career at Diamond, Mr. Dickerson held a number of senior positions, including Chief Operating Officer and Chief Financial Officer. Previously, he was a director of Global Industries, Ltd. where he served as chairman of the audit and compensation committees. Mr. Dickerson is currently a director of Murphy Oil Corporation (NYSE:MUR), an independent oil and gas company. He holds a BBA from the University of Texas and he is a Certified Public Accountant.

S. James Nelson has served as a Director of our Company and as a member of our Audit Committee since July 2004. In 2004, he retired, after 15 years of service, from Cal Dive International, Inc. (now known as Helix Energy Solutions Group, Inc. NYSE:HLX), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder and director from 1990 to 2004, Chief Financial Officer from 1990 to 2000, and Vice Chairman from 2000 to 2004. From 1985 to 1988, Mr. Nelson was a Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., (NYSE: DEI). From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation (NYSE: APA), an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen L.L.P., where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. He received a B.S. in Accounting from Holy Cross College and a M.B.A. degree from Harvard University. Mr. Nelson is also a Certified Public Accountant. Mr. Nelson is a director and a member of the audit committee of ION Geophysical Corp. (NYSE: IO), a seismic services provider; and W&T Offshore, Inc. (NYSE: WTI), an oil and gas exploration and production company where he is a member of the audit committee. From 2010 to 2012 he was a member of the board of directors and audit and compensation committees of Genesis Energy LP (NYSE: GEL), a U.S. based mid-stream pipeline transportation, refinery services, industrial gases and supply and logistics master limited partnership. From 2005 to 2008, he was a member of the board of directors and audit and compensation committees of Quintana Maritime Ltd. (NASDAQ: QMAR), an international provider of dry bulk cargo marine transportation services.

Mark G. Papa has served as a Director of our Company since February 2001. Mr. Papa served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc. (NYSE: EOG), an oil and gas exploration and production company, from August 1999 until December 2013. He served as a member of EOG’s Board of Directors until December 2014. From February 1994 to August 1999, he held a number of management positions with EOG Resources, Inc. Mr. Papa is currently a Partner with Riverstone Holdings LLC. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.

Gary L. Rosenthal has served as a Director of our Company since February 2001. Mr. Rosenthal has been a partner in The Sterling Group, L.P., a private equity firm since January 2005. Mr. Rosenthal served as Chairman of the Board of Hydrochem Holdings, Inc. from May 2003 until December 2004. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company. He holds J.D. and A.B. degrees from Harvard University.

Christopher T. Seaver has served as Director of our Company since May 2008. Mr. Seaver served as the President and Chief Executive Officer and a director of Hydril Co. (“Hydril”) from February 1997 until Hydril was acquired in May 2007, at which point he retired. Mr. Seaver served as Chairman of Hydril from November 2006 to May 2007. From 1993 until 1997, Mr. Seaver served as President of Hydril. Mr. Seaver joined Hydril in 1985 and served as Executive Vice President in charge of Hydril’s premium connection and pressure control businesses prior to February 1993. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for Paul, Hastings, Janofsky & Walker, and was a Foreign Service Officer in the U.S. Department of State with postings in Kinshasa, Republic of Congo and Bogota, Colombia. He holds a B.A. in economics from Yale University and M.B.A. and J.D. degrees from Stanford University. Mr. Seaver is a director and member of the audit committee of Exterran Holdings, Inc. (NYSE: EXH), a company that sells, operates and maintains compression equipment used in the oil and gas industry worldwide. Mr. Seaver is on the board of directors of McCoy Global Inc. (TSX: MCB) and currently serves as the Chairman. McCoy Global Inc. manufactures pipe handling equipment, principally tongs, for the oil and gas sector in Canada and internationally. Mr. Seaver served on the board of directors of Innovative Wireline Solutions Inc., a start-up wireline services business serving oil and gas operators in western Canada, from June 2010 until October 2011.

William T. Van Kleef has served as a Director of our Company since May 2006. Mr. Van Kleef has served in executive management positions at Tesoro Corporation (“Tesoro”) (NYSE: TSO) from 1993 until he retired in March 2005, most recently serving as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef serves on the board of directors, and is chairman of the audit committee as well as a member of the corporate governance and nominating committee of Noble Energy (NYSE: NBL), an independent oil and gas company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines entitled “Corporate Governance Guidelines,” which are available at www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Governance Guidelines.” These guidelines were adopted by the Board of Directors to best ensure that the Board of Directors has the necessary authority and practices in place to make decisions that are independent from management, that the Board of Directors adequately performs its function as the overseer of management and to help ensure that the interests of the Board of Directors and management are aligned with the interests of the stockholders.

Board of Directors Leadership

Since the Company’s initial public offering in 2001, the Chairman of the Board and Chief Executive Officer roles have been split with the Chairman of the Board role being filled by a non-executive member of the Board of Directors. We believe the separation of these two positions leads to a strong independent leadership structure.

Corporate Code of Business Conduct & Ethics

All directors, officers and employees of Oil States must act ethically at all times and in accordance with the policies comprising Oil States ethics policy entitled “Corporate Code of Business Conduct and Ethics”(“Business Conduct and Ethics Code”). This policy is available at the Company’s web site www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Code of Business Conduct and Ethics.”

Substantially all of our employees are required to complete online training on a regular basis which includes a review of the Business Conduct & Ethics Code policy and an acknowledgement that the employee has read and understands the policy. The Company has a Compliance Committee composed of key employees that meets periodically to assess efforts and processes to ensure compliance with laws and regulations to which the Company is subject.

Financial Code of Ethics for Senior Officers

The Company’s Financial Code of Ethics for Senior Officers applies to the chief executive officer, chief financial officer, principal accounting officer and other senior accounting and financial officers (“Senior Officers”).

Senior Officers must also comply with the Company’s Business Conduct and Ethics Code. Ethical principles set forth in this policy include, among other principles, matters such as:

•	Acting ethically with honesty and integrity

•	Avoiding conflicts of interest

•	Complying with disclosure and reporting obligations with full, fair, accurate, timely and understandable disclosures

•	Complying with applicable laws, rules and regulations

•	Acting in good faith, responsibly with due care, competence and diligence

•	Promoting honest and ethical behavior by others

•	Respecting confidentiality of information

•	Responsibly using and maintaining assets and resources

Director Resignation Policy

If in an uncontested election, any nominee for director who receives a greater number of votes “withheld” ” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee following certification of the stockholder vote.

The Nominating and Corporate Governance committee shall promptly consider the resignation offer and make a recommendation to the Board as to whether the resignation should be accepted. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, (1) the underlying reasons why stockholders may have “withheld” votes for election from such director, if known; (2) the length of service and qualifications of the director whose resignation has been tendered; (3) the director’s past and potential future contributions to the Company; (4) the current mix of skills and attributes of directors on the Board; (5) whether, by accepting the resignation, the Company will no longer be in compliance with any applicable law, rule, regulation, or governing instrument; and (6) whether accepting the resignation would be in the best interests of the Company and its stockholders.

Any director who changes his or her employer or otherwise has a significant change in job responsibilities shall give written notice to the Nominating and Corporate Governance Committee, specifying the details, as soon as feasible. Any director who changes his or her employer or otherwise has a significant change in job responsibilities shall also proffer his or her resignation to the Board. The Board, through the Nominating and Corporate Governance Committee, shall review the matter in order to evaluate the continued appropriateness of such director’s membership on the Board and each applicable Board committee under these circumstances, taking into account all relevant factors and may accept or reject a proffered resignation. Mr. Papa joined the private equity firm Riverstone Holdings LLC in 2015. As required by our Corporate Governance Guidelines, Mr. Papa tendered his resignation for consideration by our Board. The Board unanimously agreed that it was not in the Company’s best interest to accept his resignation and that his change in duties would not negatively impact his ability to serve on the Board.

Director Independence

To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the Board of Directors must affirmatively determine that the director has no material relationship with us (either directly or as a stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director.

The Board of Directors reviews all direct or indirect business relationships between each director (including his or her immediate family) and our Company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as the director is not an employee of our Company and has not engaged in various types of business dealings with our Company. In addition, as further required by the NYSE, the Board of Directors has made a subjective determination as to each independent director that no material relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.

The Board of Directors has determined that all of our directors, except for Cindy Taylor, our current President and Chief Executive Officer, qualify as “independent” in accordance with NYSE listing standards.

Policies and Procedures with Respect to Related Party Transactions and Conflicts of Interest

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary’s office is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under the rules of the Securities and Exchange Commission (the “SEC”), transactions that are determined to be directly or indirectly material to us or a related person are filed with the SEC when required, and disclosed in our proxy statement.

Our Business Conduct & Ethics Code prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Nominating & Corporate Governance Committee of the Board of Directors. Under the Business Conduct & Ethics Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our Company. Our prohibition on conflicts of interest under the Business Conduct & Ethics Code includes related person transactions.

We have multiple processes for reporting conflicts of interests, including related party transactions. Under the Business Conduct & Ethics Code, all directors and employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors. Any transaction involving related persons must be reported in writing by our division executives as part of their quarterly representation letter. This information is then reviewed by disinterested members of our Nominating & Corporate Governance Committee, our Board of Directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our Company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all material related party transactions must be approved or ratified by the Nominating & Corporate Governance Committee of our Board of Directors. Any member of the Nominating & Corporate Governance Committee who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, we annually distribute a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Business Conduct & Ethics Code.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the charter of our Nominating & Governance Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under “—Director Independence.”

To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Business Conduct and Ethics Code:

•

No funds, assets, or services of the Company will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by the Board of Directors. There have been no such approvals required in the Company’s history.

•

Company contributions to support or oppose public referenda or similar ballot issues are only permitted with advance approval of the Board of Directors. There have been no such approvals required in the Company’s history.

•

Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Company sponsored and approved political action committees. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by the Company as a business expense. To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the Board of Directors prior to their implementation. There have been no such approvals required in the Company’s history.

Committees and Meetings

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee.

Audit Committee

The Company’s Audit Committee presently consists of Messrs. Van Kleef, Dickerson, Nelson and Seaver each of whom is independent, as such term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the applicable NYSE listing standards. The Audit Committee operates under a written charter as amended and restated by the Board of Directors effective as of May 15, 2012. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Audit Committee” and then proceeding to the Committee Charters heading on the right side of the page. The Audit Committee, which is chaired by Mr. Van Kleef, meets separately with representatives of the Company’s independent auditors, the Company’s internal audit personnel and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverage, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and have accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors has also determined that all members of the Audit Committee qualify as audit committee financial experts under the applicable rules of the Exchange Act.

Compensation Committee

The Company’s Compensation Committee consists of Messrs. Rosenthal, Papa and Wells, each of whom is independent, as defined in the applicable NYSE listing standards, and is a non-employee director. The Compensation Committee operates under a written charter approved by the Board of Directors as amended and restated on May 15, 2012. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Compensation Committee” and then proceeding to the Committee Charters heading on the right side of the page. The Compensation Committee, which is chaired by Mr. Rosenthal, administers the 2001 Equity Participation Plan, and in this capacity makes a recommendation to the full Board of Directors concerning all option grants or stock awards to employees, including executive officers, under the 2001 Equity Participation Plan. In addition, the Compensation Committee is responsible for (i) making recommendations to the Board of Directors with respect to the compensation of the Company’s Chief Executive Officer and its other executive officers, (ii) monitoring compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement.

Nominating & Corporate Governance Committee

Our Nominating & Corporate Governance Committee consists of Messrs. Papa and Wells, each of whom is independent, as such term is defined in the applicable NYSE listing standards. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board of Directors as amended and restated as of May 15, 2012. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Nominating and Corporate Governance Committee” and then proceeding to the Committee Charters heading on the right side of the page. The Nominating & Corporate Governance Committee, which is chaired by Mr. Papa, makes proposals to the Board of Directors for candidates to be nominated by the Board of Directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating & Corporate Governance Committee will consider suggestions from any source, particularly from stockholders, regarding possible candidates for director. To submit a recommendation to the committee, a stockholder should send a written request to the attention of the Company’s Secretary at Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve, if elected. The request must also disclose the number of shares of common stock beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the stockholder making a nomination and other parties with respect to the nomination. The request must be received by the Company no later than the 120th day before the anniversary of the date of the mailing of the prior year’s proxy, or December 12, 2015, for the 2016 Annual Shareholders’ Meeting. These procedures do not preclude a stockholder from making nominations in accordance with the process described below under “Stockholder Proposals.”

Committee Composition

Below is a summary of our committee structure and membership information.

Chairperson	Member	Financial Expert
	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Lawrence R. Dickerson
S. James Nelson
Mark G. Papa
Gary L. Rosenthal
Christopher T. Seaver
Stephen A. Wells
William T. Van Kleef

Board of Directors and Committee Meetings

During 2014, the entire Board of Directors held nine meetings, the Audit Committee held eight meetings, the Compensation Committee held seven meetings and the Nominating & Corporate Governance Committee held three meetings. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served. All of our directors attended last year’s annual meeting. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual meeting of stockholders and meetings of the Board of Directors and the committees on which they serve.

Our Corporate Governance Guidelines provide that our non-employee directors shall meet separately in executive session at least annually. The director who presides at these sessions is the Chairman of the Board, assuming such person is a non-management director. Otherwise, the presiding director will be chosen by a vote of the non-management directors. In addition to the executive sessions of our non-management directors, our independent directors (as defined in the applicable NYSE listing standards) are required to meet in executive session at least annually. In the past year, our independent directors met in executive session six times. Our Chairman of the Board, who is an independent director, presided at these sessions.

Board of Directors Oversight of Enterprise Risk

The Board of Directors utilizes our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management and all employees are responsible for day-to-day risk management, and management conducts a risk assessment of Oil States’ business annually. The risk assessment process is global in nature and has been developed to identify and assess the Company’s risks, including the nature, materiality and velocity of the risk, as well as to identify steps to mitigate and manage each risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

Risk oversight is a responsibility of the Board of Directors. The Board of Directors has delegated responsibility for monitoring certain enterprise risks to its standing committees.

The results of the risk assessment are reviewed with the full Board of Directors annually. The centerpiece of the assessment is the discussion of the key risks of the Company, which includes the potential magnitude, likelihood of each risk occurring and the speed with which the risk could impact the Company. As part of the process for evaluating each risk, a senior manager is identified to manage the risk, monitor potential impact of the risk and execute initiatives to mitigate the risk.

The results of the risk assessment are considered in the Board of Directors’ processes. Risk discussions are integral to the Board of Directors and its committees’ deliberations.

Qualifications of Directors

When identifying director nominees, the Nominating & Corporate Governance Committee will consider the following:

•	the person’s reputation, integrity and independence;

•	the person’s qualifications as an independent, disinterested, non-employee or outside director;

•

the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the Board of Directors and the current state of the Company and the oilfield services industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	the person’s knowledge of areas and businesses in which the Company operates.

The Nominating & Corporate Governance Committee and the Board of Directors believe the above mentioned attributes, along with the leadership skills and other experience of its Board of Directors described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

The following table notes the breadth and variety of business experience that each of our directors bring to the Company.

	Executive Leadership	Financial	Energy/Oil Field Services	International Operations	Past or Present CEO	Director Role
Stephen A. Wells	√	√	√	√	√	√
Cindy B. Taylor	√	√	√	√	√	√
Lawrence R. Dickerson	√	√	√	√	√	√
S. James Nelson	√	√	√	√		√
Mark E. Papa	√	√	√	√	√	√
Gary L. Rosenthal	√	√	√	√	√	√
Christopher T. Seaver	√	√	√	√	√	√
William T. Van Kleef	√	√	√	√		√

In selecting nominees for the Board of Directors, the Nominating & Corporate Governance Committee considers, among other things, the diversity of the Board of Directors in terms of educational background, business and industry experience, and knowledge of different geographic markets and oilfield services and products. In the case of current directors being considered for renomination, the Nominating & Corporate Governance Committee took into account the director’s history of attendance at Board of Directors and committee meetings, the director’s tenure as a member of the Board of Directors and the director’s preparation for and participation in such meetings.

Director Nomination Process

Our director nomination process for new Board of Directors members is as follows:

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The Nominating & Corporate Governance Committee, the Chairman of the Board, or another member of the Board identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board of Directors.

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The Nominating & Corporate Governance Committee initiates a search by working with staff support, seeking input from members of the Board and senior management and hiring a search firm, if deemed necessary.

•	The Nominating & Corporate Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•

The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board of Directors is identified and presented to the Nominating & Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and at least one member of the Nominating & Corporate Governance Committee interview prospective candidate(s).

•	The full Board of Directors is kept informed of progress.

•	The Nominating & Corporate Governance Committee offers other directors the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Nominating & Corporate Governance Committee seeks the endorsement of the Board of Directors of the final candidate(s).

The final candidate(s) are nominated by the Board of Directors or elected to fill a vacancy.

Communications with Directors

Stockholders or other interested parties may send communications, directly and confidentially, to the Board of Directors, to any committee of the Board of Directors, to non-management directors or to any director in particular by sending an envelope marked “confidential” to such person or persons c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of the Company to the addressee without review by management.

Compensation Committee Interlocks and Insider Participation

During 2014, the Company’s Compensation Committee consisted of Messrs. Rosenthal, Papa and Wells, each of whom is an independent, non-employee director. There were no compensation committee interlock relationships nor any insider participation in compensation arrangements for the year ended December 31, 2014.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the compensation objectives and policies for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers (our “Named Executive Officers”) during the last completed fiscal year, and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. Throughout this discussion, the following individuals are referred to as our Named Executive Officers and are included in the Summary Compensation Table below:

●	Cindy B. Taylor—President and Chief Executive Officer

●	Lloyd A. Hajdik—Senior Vice President, Chief Financial Officer and Treasurer

●	Christopher E. Cragg—Senior Vice President, Operations

●	Lias J. Steen—Senior Vice President, Human Resources and Legal

●	Charles J. Moses—Senior Vice President, Offshore Products

The Compensation Committee of the Board of Directors provides overall guidance to the Company’s executive compensation program and administers incentive compensation plans.

The executive compensation program includes three primary elements which are generally performance oriented and, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. The three major elements consist of a) base salary, b) annual incentive compensation, and c) long-term incentive awards. The design of this compensation program supports the Company’s philosophy governing executive total compensation.

Executive Total Compensation Philosophy

The Company’s philosophy regarding the executive compensation program for our Named Executive Officers and other senior managers has been to design a compensation package that provides competitive base salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize corporate performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budget goals and (iii) support both the short-term and long-term strategic goals of the Company. The Compensation Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of Company goals that coincide with stockholder objectives.

2014 Advisory Vote on Executive Compensation

At our 2014 annual meeting of stockholders, our stockholders expressed their continued support for the compensation program for our Named Executive Officers by approving the non-binding advisory vote on our executive compensation. A total of 98% of the votes cast supported our executive compensation policies and practices for our Named Executive Officers as described in our 2014 proxy statement. In reviewing our executive compensation program, our Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and the support expressed by stockholders. Given the support expressed by stockholders for our executive compensation programs, our Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2014 and to date in 2015.

As recommended by our Board of Directors, a majority of stockholders expressed their preference for an advisory vote on executive compensation occurring every year, and we have implemented their recommendation.

2014 Spin Off of Civeo Corporation

Effective May 30, 2014, the Company completed the spin-off of its accommodations business, Civeo Corporation, through the distribution of all the shares of Civeo common stock to the holders of Oil States common stock. Civeo Corporation is now an independent, publicly traded company listed on the New York Stock Exchange in which the Company retains no continuing ownership interest. As described below, the spin-off of Civeo Corporation had an impact on our compensation program and resulted in adjustments to our outstanding equity-based awards.

Compensation Program Objectives:

•	Attract, motivate, reward and retain key employees and executive talent required to achieve corporate strategic plans;

•	Reinforce the relationship between strong individual performance of executives and business results;

•	Align the interests of executives with the long-term interests of stockholders; and

•	Design a compensation program that neither promotes overly conservative actions or excessive risk taking.

The compensation program is designed to reward executives for long-term strategic management and the enhancement of stockholder value. We believe that the compensation program design and policies contribute to achievement of the Company’s objectives.

Compensation Benchmarking Relative to Market

The Compensation Committee establishes executive compensation primarily based on a review of the executive’s performance and compensation history and takes into account corporate performance. In the exercise of its duties, the Compensation Committee periodically benchmarks the Company’s executive compensation against that of comparable companies; however, the Compensation Committee does not set percentile goals against benchmark data for purposes of determining executive compensation levels. The Compensation Committee considers the market to consist of both the oilfield services industry and geographic markets in which the Company competes for executive talent. Benchmark data is periodically obtained for a selected peer group approved by the Compensation Committee (the “peer group”) as well as for industry companies of comparable size and business complexity. The Company currently uses the following peer group companies:

●	Carbo Ceramics, Inc.;
●	Core Laboratories N.V.;
●	Dresser—Rand Group, Inc.;
●	Dril-Quip, Inc.;
●	Exterran Holdings, Inc.;
●	Forum Energy Technologies, Inc.;
●	Helix Energy Solutions Group, Inc.;
●	Helmerich & Payne, Inc.;

●	Key Energy Services, Inc.;
●	McDermott International, Inc.;
●	Oceaneering International, Inc.;
●	RPC, Inc.;
●	Superior Energy Services, Inc.; and
●	Tidewater, Inc.

In selecting benchmark companies, the Compensation Committee considered each company’s participation in the energy services sector as well as market capitalization, annual revenues, business complexity, profitability, returns on equity and assets, the number of divisions/segments, countries in which they operate and total number of employees. The benchmarked companies change from time to time to ensure their continued appropriateness for comparative purposes. As a result of the spin-off of Civeo and the resulting reduction in the size of the Company, the Compensation Committee, with input from its outside independent consultant, made changes to the Company’s peer group in 2014. The updated peer group removed Cameron International Corporation and FMC Technologies, Inc. and included Forum Energy Technologies, Inc.

The Compensation Committee reviews the compensation programs for comparable positions at similar corporations with which the Company competes for executive talent, and also considers relative internal equity within its executive pay structure. This approach allows the Compensation Committee to respond to changing business conditions, manage salaries and incentives more evenly over an individual’s career as well as minimize the potential for the automatic ratcheting-up of salaries and incentives that could occur with an inflexible and more narrowly defined approach.

In evaluating the peer group and other comparison data for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulas. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

Compensation Practices as They Relate to Risk Management

Our compensation policies and practices are designed to provide rewards for the short-term and long-term performance, both on an individual basis and at the entity level. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Our compensation strategies are designed to encourage company growth and appropriate risk taking but not to encourage excessive risk taking. Our Compensation Committee retains discretion with respect to the compensation packages of our Named Executive Officers. Our compensation strategies are designed so as not to encourage management to take actions that could have a material adverse effect on us in the long-run to simply achieve a specific short-term goal. We also attempt to design the compensation program for our larger general employee population so that it does not inappropriately incentivize our employees to take unnecessary risks in their day to day activities. We recognize, however, that there are trade-offs and that it can be difficult in specific situations to maintain the appropriate balance. As such, we continue to evaluate our programs with a view to ensuring they do not become materially imbalanced one way or the other.

Our compensation arrangements contain certain design elements that are intended to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements include a maximum amount that can be earned under the annual incentive cash compensation and performance based equity award programs.

In combination with our risk management practices, we do not believe that risks arising from our compensation policies and practices for our employees, including our Named Executive Officers, are reasonably likely to have a material adverse effect on us.

Elements of Compensation

In order to further its pay-for-performance goal, the Compensation Committee has determined to deliver a significant portion of executive compensation as performance-based compensation, including both short and long-term incentives. The following charts depict elements of the target compensation for the CEO and collectively for the other Named Executive Officers during 2014.

2014 Target Compensation Mix

When designing these incentives, the Compensation Committee employs a variety of performance metrics to ensure a strong link between executive compensation and performance. Metrics such as EBITDA and return on invested capital connect compensation to Company performance.

An explanation of the individual pay elements of our executive officer compensation program and the impact of performance on each element is provided below. We believe that the greatest pay opportunities should exist for executives who demonstrate high levels of performance over a sustained period of time.

Base Salary

Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for the executive. The Compensation Committee reviews each executive’s base salary annually. Executive officer base salaries are determined after an evaluation that considers the executive’s prior experience and breadth of knowledge and which also considers benchmark data from the peer group companies and other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, and any significant changes in the executive’s responsibilities. The Compensation Committee considers all these factors together plus overall industry conditions and retention risks and makes a subjective determination on base salary adjustments. Effective February 24, 2014, the Compensation Committee approved certain changes to the base salaries of the Named Executive Officers. Specifically, Mrs. Taylor’s base salary was increased 6.7% to $800,000; Mr. Cragg’s base salary was increased 14.3% to $400,000; Mr. Steen’s base salary was increased 14.3% to $400,000; and Mr. Moses’ base salary was increased 7.7% to $350,000. Base salaries were increased in 2014 based on a number of factors including inflationary trends, the growth of the Company, retention risks, individual performance and in recognition of the strong performance of the Company’s stock which was in excess of one year, three year and ten year comparative performance of the industry peer group.

Mrs. Taylor provides the Compensation Committee with input regarding the performance of other Company executives and makes compensation recommendations with respect to these individuals. While considering her recommendations as well as input from the Company’s independent compensation consultants, the Compensation Committee makes an independent judgment with respect to compensation levels for each of Mrs. Taylor’s direct reports.

Short-term Incentives

The Company’s Annual Incentive Compensation Plan (“AICP”) is performance based and provides executives with direct financial incentives in the form of annual cash bonuses based on total Company and business unit performance. Annual incentive awards are linked to the achievement of pre-determined Company-wide and business unit quantitative performance goals and are designed to place a significant portion of the executive’s total compensation at risk. The purpose of the AICP is to:

•	create stockholder value;

•	provide focus on the attainment of annual goals that lead to long-term success of the Company;

•	provide annual performance-based cash incentive compensation;

•	motivate achievement of critical annual operating performance metrics; and

•	motivate employees to continually improve Company-wide and business unit performance.

The AICP is flexible and provides the Compensation Committee the discretion annually to set goals and objectives with input from management that it believes are consistent with creating stockholder value. The goals and objectives generally include growth objectives, operating objectives, safety goals and other measures that Management and the Board believes will drive financial performance. Under the AICP, an incentive target percentage is established for each executive officer based upon, among other factors, the Compensation Committee’s review of publically available competitive compensation data for that position, level of responsibility and ability to impact the Company’s success. The AICP recognizes market differences in incentive award opportunities between organizational levels. Achieving results which exceed a minimum, or threshold, level of performance triggers an AICP payout. Performance results at or below the threshold (i.e. achieving a percentage ranging from 75% to 85% of the related AICP performance objective or less) results in no AICP award. Targeted performance is earned when an executive achieves 100% of their AICP performance objective(s). Overachievement (i.e. achieving a percentage ranging from 120% to 125% of the related AICP performance objective) is the performance level at which incentive compensation is maximized. If the performance results fall between the threshold level and the target level, 0-100% of the AICP target amount will be paid out proportionately to the distance such performance results fall between the two levels. If the performance results fall between the target level and the overachieve level, 100-200% of the AICP target amount will be paid out proportionately to the distance such performance results fall between the two levels. The 2014 award opportunities, expressed as a percentage of eligible AICP earnings (i.e. annual base salary), for the Named Executive Officers are outlined below:

	Threshold	Target	Overachievement
Cindy B. Taylor	0%	100%	200%
Lloyd A. Hajdik	0%	60%	120%
Christopher E. Cragg	0%	80%	160%
Lias J. Steen	0%	70%	140%
Charles J. Moses	0%	80%	160%

As shown in the table above, the maximum AICP overachievement percentage is limited to twice the target level percentage which helps mitigate the potential for excessive risk taking. In addition, targets and goals are adjusted to incorporate material acquisitions which also limits excessive risk taking. During 2014, Mr. Cragg’s AICP target percentage increased from 70% to 80%; Mr. Steen’s AICP target percentage increased from 60% to 70%; and Mr. Moses’ AICP target percentage increased from 70% to 80% in 2014 as a result of individual performance and an analysis of target bonus potentials of similarly-situated executives in peer group and benchmark companies.

At the beginning of each year, the Compensation Committee is responsible for approving the AICP performance objectives based on recommendations by the Chief Executive Officer. The Compensation Committee sets performance goals that are measurable, achievable and quantifiable. At the end of each year, the Compensation Committee reviews the performance results of the Company and the incentive awards to be paid to each executive officer and to all participants in the AICP, as a group. In its discretion, the Compensation Committee will interpret the AICP and has authority to make adjustments in individual, business unit or Company-wide results. The Compensation Committee did not make any discretionary changes to the 2014 calculated incentive payouts to the Named Executive Officers.

Performance measures are selected and weighted by management and the Compensation Committee annually to give emphasis to performance criteria for which participants have influence. The Compensation Committee has established “earnings before interest, taxes, depreciation and amortization” (“EBITDA”) as the primary corporate financial performance objective for each executive officer. In addition, a portion of the incentive potential for certain participants was based on return on investment (“ROI”) and, for certain of the executives, none of whom were Named Executive Officers, other strategic goals as determined appropriate for the executives’ areas of responsibilities. Other strategic goals and objectives varied and included measures such as safety performance. Performance goals may be similar for all executives or may be different to reflect more appropriate measures of corporate and business unit performance. The EBITDA and ROI targets are generally set based on the Company or business unit annual budgeted financial statements which are approved by the Board of Directors. The relative percentages of EBITDA and ROI used to evaluate our executives are based upon the nature of each executive’s role in the Company and how that role relates to overall goals and performance of the Company. For example, for those divisions which have ROI criteria, executives responsible for the operation of those specific divisions or who have a significant impact over investment decisions with respect to such businesses have business-based or Company ROI as part of their performance measure if achievement of such measure is material to the Company’s performance. Executives who have less control over segment-based or Company ROI, have performance measures more heavily weighted towards EBITDA. We believe the use of tailored performance goals, which are closely aligned with drivers of the Company’s success, furthers our compensation objective of reinforcing the relationship between strong individual performance of executives and overall business performance. Individual objectives are tailored to match areas of direct responsibility and impact on company performance.

For the Named Executive Officers, only EBITDA and ROI performance measures were used to determine AICP bonuses. For 2014, Messrs. Hajdik and Steen and Mrs. Taylor had 42% of their incentive compensation based on the Company’s EBITDA before the spin-off of Civeo and 58% of their incentive compensation based on the Company’s EBITDA following the spin-off. The Company’s EBITDA, approved by the Board in February 2014, based on the Company’s annual operating plan, were $309 million pre-spin and $230 million post-spin. Mr. Cragg’s incentive compensation was based 40% on the Company’s EBITDA and 60% on the total Well Site Services EBITDA. Mr. Moses’ incentive compensation was based 90% on Offshore Products’ EBITDA and 10% on Offshore Products’ ROI.

At the end of each year, the Compensation Committee reviews the performance results of the Company and the total incentive awards to be paid to each executive officer based on such officer’s success in achieving the AICP performance objectives.

On a consolidated basis, the Company achieved 165% of its targets for 2014. As a result, all executive officers, including Mrs. Taylor, received incentive plan payments for 2014 performance, reflecting, in large part, the Company’s and most of its businesses’ strong overall performance versus budget. These incentive plan payments under the AICP varied based upon the level of Company and business unit achievement of the related goals and objectives. All of the AICP target groupings of the Company, for AICP calculation purposes, including the consolidated group, exceeded their 2014 target EBITDA objectives, and all of the Company’s executive officers received bonuses for 2014 in excess of target. Each of the Named Executive Officers for the fiscal year ended December 31, 2014, received the following payments in February 2015 under the AICP related to fiscal 2014 performance.

	AICP Award ($)	% of Eligible AICP Earnings
Cindy B. Taylor	$1,302,624	165%
Lloyd A. Hajdik	$369,484	99%
Christopher E. Cragg	$481,222	123%
Lias J. Steen	$452,034	116%
Charles J. Moses	$552,308	160%

Long-term Incentives

Equity Based Incentives—The Company makes certain stock-based awards under the 2001 Equity Participation Plan, which has been approved by stockholders, to better align the interests of executive officers with those of stockholders and to provide retention incentives. Specifically, the plan’s purposes are to:

•	provide an additional incentive for executives to further the growth, development and financial success of the Company by personally benefiting through ownership of Company stock and/or rights; and

•

enable the Company to obtain and retain the services of executives considered essential to the long term success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

The 2001 Equity Participation Plan provides for the grant of any combination of:

•	stock options;

•	restricted stock;

•	performance awards;

•	dividend equivalents;

•	deferred stock; and

•	stock payments or phantom stock awards.

The 2001 Equity Participation Plan provides for minimum vesting periods of one year for performance based awards and three years for tenure based awards, except for a small percentage of the authorized shares available for awards under the 2001 Equity Participation Plan. Vesting may occur earlier than the minimum vesting periods with respect to no more than 10% of shares cumulatively authorized under the 2001 Equity Participation Plan. 100% of the options granted by the Compensation Committee vest at a rate of 25% per year over four years. Option lives range from six to ten years. Options are awarded at the NYSE’s closing price of the Company’s common stock on the date of the grant, or the last preceding trading day if the award date is a date when markets are closed (“NYSE Closing Price”). Restricted stock awards, which are valued at the NYSE Closing Price on the date of grant generally vest over a four year period at a rate of 25% per year; however, in special situations the Compensation Committee has approved awards with shorter vesting periods. The Compensation Committee has never granted options with an exercise price that is less than the NYSE Closing Price on the grant date.

The Compensation Committee has never repriced outstanding options, and the 2001 Equity Participation Plan prohibits repricing or replacing underwater stock options or canceling or effecting a cash buyout of stock options without the approval of the Company’s stockholders.

In determining appropriate awards, the Compensation Committee annually reviews each executive’s past performance and experience, his or her position and ability to contribute to the future success and growth of the Company, time in the current job, base compensation and competitive market data. The Compensation Committee also takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the Company’s stock. The Compensation Committee also takes into consideration that, unlike some benchmark companies, the Company has no defined benefit retirement plan nor any supplemental executive retirement benefits or similar arrangements. The Compensation Committee believes that stock options, restricted stock grants and, in certain circumstances, performance based and phantom stock, along with significant vesting requirements, are an effective method of reinforcing the long-term nature of the Company’s business and creating retention incentives. In addition, grants of stock options, restricted stock and performance based and phantom stock awards reinforce alignment with stockholder interests. The Compensation Committee considers the foregoing factors and any other relevant factors and makes a subjective determination with respect to awarding equity based compensation to its executive officers.

Higher-level positions will generally have a greater percentage of their total compensation based on longer-term incentives which are performance based. The size of long-term incentive grants will vary from year to year and reflects a variety of factors including, among others, competitive market practices, retention priorities, total previous grants, current stock valuation, estimated future charges to earnings, and individual, business unit and company-wide performance. The Compensation Committee determines the award level for executives, if any, on an annual basis usually at its February meeting each year.

For 2014, the Company incorporated a combination of nonqualified stock options, restricted stock awards and performance based awards as the primary executive long-term incentive and retention tool for the Named Executive Officers. Restricted stock awards offers the additional advantages of potentially reducing overall Company stock dilution relative to other awards, while improving the Company’s executive retention prospects in a very competitive labor market. We recognize that options alone may not have adequate retention value in an industry that has historically been cyclical in nature. We believe the inclusion of performance-based awards adds incentive for continued outstanding performance, enhances the Company’s ability to attract and retain talented executives in an increasingly competitive marketplace and benefits stockholder returns. The Compensation Committee weighs the cost to shareholders of these grants against their potential benefit as an incentive, retention and compensation tool.

In administering the long-term incentive equity plan, the Compensation Committee is sensitive to the potential for dilution of future earnings per share. For this reason and because of other compensation design considerations, the Compensation Committee focuses the long-term incentive plan on employees who will have the greatest impact on the strategic direction and long-term results of the Company by virtue of their senior roles and responsibilities. However, management and the Compensation Committee believe that a reasonably broad award of equity incentives throughout the Company, avoiding an excessive concentration of awards to the Named Executive Officers, creates incentives across the organization which encourages retention of highly qualified employees. In 2014, stock options granted to Named Executive Officers represented 18% of the total number of stock options awarded to all employees; restricted stock awards granted to Named Executive Officers represented 16% of the total number of restricted stock awards issued to all employees and directors and performance based awards granted to Named Executive Officers represented 85% of the total of performance based awards issued to all employees.

Each of the Named Executive Officers received a combination of grants of stock options, restricted stock awards and performance based awards in 2014. During 2014, a total of 21,300 stock options, 36,400 shares of restricted stock and 41,150 performance based awards were granted to the Named Executive Officers.

Performance Based Awards. The performance based awards represent the right to receive shares of the Company’s common stock, subject to forfeiture conditions and achieving performance objectives. The performance based awards do not entitle their recipient to the right to vote, receive dividends or to any other privileges or rights of a stockholder of the Company until such time as shares of Company common stock are delivered to the recipient following vesting of the performance based awards and achievement of the performance criteria.

The performance based awards granted in prior years were scheduled to vest contingent upon the Named Executive Officer’s continued employment with us through the specified vesting date, and our achievement of specified performance objectives during the performance period commencing on January 1st of the three year performance period and ending December 31st of the third year in the three year performance period. However, due to the pending spin-off of Civeo Corporation and resulting difficulty of fairly applying the performance criteria established for grants prior to the Civeo spin-off, the performance award for 2014 was not made until July 2014, and will vest based upon a two and one-half year performance period commencing on July 1, 2014 and ending on December 31, 2016. Depending on the level of performance achieved, Named Executive Officers may earn between 0% and 200% of the target number of shares of our stock covered by the award, and the number of earned shares will typically be paid to the Named Executive Officer within two and a half months following the end of the performance period. The performance based awards that were made in July 2014 have a performance criteria that will be measured based upon the Company’s achievement level of after-tax return on invested capital (“ROIC”) for the applicable two and half year performance period. The performance based awards made in February 2012 and February 2013 were converted to time-based restricted stock awards at 200% (the Company’s actual performance thereunder through such date) effective on the Civeo spin-off date of May 30, 2014 with the vesting requirements continuing through the original three year period.

If the after-tax ROIC over the two and one-half year performance period is less than or equal to 6% (the “Entry Level”), 100% of the performance awards will be forfeited. If the performance measure is equal to 9.5% (the “Target Level”), 100% of the performance awards will vest. If the performance measure is equal to or greater than 13%, (the “Over-Achieve Level”), 200% of the performance awards will vest. If the performance measure falls between the Entry Level and the Target Level, 0—100% of the performance awards will vest proportionately to the distance such performance measure falls between the two levels. If the performance measure falls between the Target Level and the Over-Achieve Level, 100—200% of the performance awards will vest proportionately to the distance such performance measure falls between the two levels. As of December 31, 2014, the 2014 performance awards are at a 149% achievement level versus target. Upon the occurrence of certain events, such as a change in control or specified employment termination scenarios, the vesting of the performance awards may be accelerated.

Restricted Stock and Option Awards.      Restricted stock awards were made to Mrs. Taylor and Messrs. Hajdik, Cragg, Steen and Moses on February 19, 2014 at the then fair market value of $100.43 per restricted share. Stock option awards were made to Mrs. Taylor and Messrs. Hajdik, Cragg and Steen on February 19, 2014 that had an exercise price of $100.43 per share based on the NYSE Closing Price and that had a Black Scholes fair market value on the date of grant of $32.03 per option award. These awards were adjusted on June 1, 2014 to account for the spin-off of Civeo. These awards have a life of ten years and will vest in four equal installments on each annual anniversary of the grant date (so that the awards will be 100% vested on February 19, 2018), provided the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date. Vesting of the awards may be accelerated upon the occurrence of certain events, as described in detail below under “—Potential Payments Upon Termination or Change in Control.” While a Named Executive Officer holds unvested restricted shares, he or she is entitled to all the rights of ownership with respect to the shares, including the right to vote the shares and receive dividends thereon (except that any dividends or other distributions paid in any form other than cash will subject to forfeiture restrictions applicable to the underlying award).

Stock option grants, restricted stock awards and performance based and phantom stock awards are expensed to comply with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). There is no program, plan or practice to time the grant of stock options or award restricted stock to executives in coordination with the release of material non-public information. Except in special circumstances, equity grants are made to employees annually at the time of the Board of Directors’ February meeting. Executive officers and directors are prohibited from trading options or any derivative type of contract related to the Company’s stock.

Spin-Off Adjustments to Outstanding Awards. Pursuant to the spin-off of Civeo Corporation, the restricted stock and options for the 2001 Equity Participation Plan participants were adjusted to account for the dilutive effect of the spin-off on the Company’s share price. For vested restricted stock awards, two shares of Civeo common stock were awarded for every one share of Company common stock held at the close of business on the record date for the distribution. For option awards, unvested restricted stock awards and performance-based awards held by individuals who remained employed by the Company following the spin-off, the number of shares subject to the award and, if applicable, the exercise price thereof, was equitably adjusted in a manner intended to preserve the value of the award such that the participant would not enjoy an increase or suffer a decrease in award value pre- and post-spinoff. In making such adjustment, the conversion ratio was based on the simple average of the volume weighted average per share price of the Company’s common stock on the date of the spin-off and the two immediately preceding trading days and the first three trading days following the spin-off. As described above, performance-based awards were converted into time-based restricted stock awards based upon the assumption of attainment of performance at 200% (the Company’s actual performance thereunder through such date), with the resulting number of shares adjusted by the same conversion ratio.

Benefits

Employee benefits are designed to be broad based, competitive and to attract and retain employees. From time to time the Compensation Committee reviews plan updates and recommends that the Company implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits to all employees including executives. These benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance, flexible spending accounts, employee assistance, business travel accident insurance and 529 college savings plans. Executive officers make the same contributions for the same type of coverage and receive the same level of benefit as any other employee for each form of coverage /benefit.

Retirement Plans

The Company does not offer a defined benefit retirement plan. The Company does offer a defined contribution 401(k) retirement plan to substantially all of its U.S. employees. Participants may contribute from 1% to 75% of their base pay and cash incentive compensation (subject to Internal Revenue Service (“IRS”) limitations), and the Company makes matching contributions under this plan on the first 6% of the participant’s compensation (100% match of the first 4% employee contribution and 50% match on the next 2% contribution). Company matching contributions vest at a rate of 20% per year for each of the employee’s first five years of service and then are immediately vested thereafter.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) that permits eligible employees and directors to elect to defer all or a part of their cash compensation (base and/or incentives) from the Company until the termination of their status as an employee or director. Employees that participate in the Deferred Compensation Plan do not receive any additional compensation other than the employer match on compensation deferred equivalent to what would have been matched in the Company’s 401(k) plan, absent certain IRS limitations. A deferral election may provide for deferring different forms or levels of compensation (base salary and/or incentive compensation) during the year. The Compensation Committee administers the Deferred Compensation Plan. Participating employees are eligible to receive from the Company a matching deferral under the Deferred Compensation Plan that is intended to compensate them for contributions they could not receive from the Company under the 401(k) plan due to the various limits imposed on 401(k) plans by U.S. federal income tax laws. Directors who elect to participate in the Deferred Compensation Plan do not receive any matching contributions.

Participants in the Deferred Compensation Plan are able to invest contributions made to the Deferred Compensation Plan in investment funds approved by a Retirement Plan Compensation Committee, which also mirror the 401(k) plan investment funds. The Company percentage match on employee contributions vests in the same manner as in the Company’s 401(k) plan. Employee contributions into the Deferred Compensation Plan are automatically vested and an employee can defer up to 75% of their salary and bonus compensation. Since the investment choices under the Deferred Compensation Plan are identical to the choices available under our 401(k) Plan, no above market or preferential earnings are provided under the Deferred Compensation Plan. As such, no earnings on Deferred Compensation Plan amounts are reported in the Summary Compensation table. The Retirement Plan Compensation Committee is composed of employees of the Company. The Compensation Committee has established a grantor trust to hold the amounts deferred under the Deferred Compensation Plan by the Company’s officers, and directors and other employees. All amounts deferred under the Deferred Compensation Plan remain subject to the claims of the Company’s creditors.

Allocation of net income (or net loss) in each participant’s account is divided into sub accounts to reflect each participant’s deemed investment designation in a particular fund(s). As of each valuation date, the net income (or net loss) of each fund is allocated among the corresponding sub accounts of the participants. Each sub account is credited with (or debited for) that portion of such net income (or net loss) due to the change in the value of each corresponding sub account from the prior valuation date.

Generally, each participant in the Deferred Compensation Plan will receive (i) a lump sum distribution or installment payments (at the participant’s election) upon termination of the participant’s service with the Company and its affiliates or (ii) a lump sum distribution upon a change of control (as defined in the 2001 Equity Participation Plan). For “Key Employees,” as defined in IRS regulations, distributions of deferrals made after 2004 due to the Key Employee’s “separation from service” will generally be delayed at least six months. Any other withdrawals by the participant will be made in compliance with limitations imposed under Section 409A of the Internal Revenue Code.

Other Perquisites and Personal Benefits

The Company does not offer any perquisites or other personal benefits to any executive with an aggregate value over $10,000. Some executives do have Company paid club memberships, which are used for personal and business purposes.

Compensation Consultant

In 2014, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (the “Consultant”) to provide independent advice on executive compensation matters. In 2014, the Consultant confirmed to the chair of the Compensation Committee certain industry compensation data provided by management and provided feedback regarding proposed compensation terms and decisions to the Compensation Committee. The Compensation Committee Chairman pre-approved the scope of the work to be performed by the Consultant and the fee arrangement with the Consultant was based on agreed upon rates per hour. The Consultant’s engagement was limited to executive compensation projects requested by the Compensation Committee, and no other services were provided to the Company or management. Fees paid to the Consultant in 2014 did not exceed $120,000.

Executive Compensation Policies

•

Repricing Stock Options—The Company’s practice is to price awards at the market price on the date of award. The Company’s 2001 Equity Participation Plan prohibits any repricing of options without stockholder’s approval.

•

Securities Trading Policy—The Company prohibits directors, officers and certain other managers from trading the Company’s securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits trading in the Company’s securities without obtaining prior approval from the Company’s Compliance Officer. Executive officers and directors are prohibited from trading options or any derivative type of contract related to the Company’s stock.

•

Tax Deductibility of Compensation—Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its Chief Executive Officer, Chief Financial Officer and each of its three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer), unless compensation is performance based. While the Company cannot predict with certainty how the compensation of our Named Executive Officers might be affected in the future by Section 162(m), or applicable tax regulations issued hereunder, the Company considers the tax deductibility of executive compensation when designing and making decisions with respect to maintaining the executive compensation program as described herein.

•

Clawback Policy—To date, we have not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct or other specified events. However, the performance based awards granted to our Named Executive Officers as part of our long-term incentive compensation program do include language providing that the award may be cancelled and the officer may be required to repay us for any realized gains to the extent required by applicable law. The Compensation Committee is currently evaluating the practical, administrative, and other implications of implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the Securities and Exchange Commission.

•

Executive Stock Ownership Guidelines and Holding Period—Effective February 16, 2007, Executive Stock Ownership Guidelines were adopted by the Compensation Committee of the Board of Directors of the Company to further align the interests of executives with the interests of stockholders and further promote the Company’s commitment to sound corporate governance. The Executive Stock Ownership Guidelines are calculated based on a multiple of the executive’s base salary, which is then converted to a fixed number of shares. Once the ownership guideline is established for an executive and communicated, the executive has four years to attain the targeted level of ownership. An executive’s ownership guideline does not automatically change as a result of changes in his or her base salary or fluctuations in the Company’s common stock price. However, the Compensation Committee may, from time to time, reevaluate and revise participants’ guidelines to incorporate these types of events. An executive’s stock ownership guideline may also increase because of a change in title.

The ownership guidelines for the senior executives are as follows:

Stock Ownership Level

Position	Multiple of Salary
Chief Executive Officer	5X
Executive Officers (Section 16)	2X
Corporate Administrative Vice Presidents	1X

Stock that counts toward satisfaction of the Executive Stock Ownership Guidelines includes:

•	Company shares owned outright (i.e. open market purchases) by the executive or his or her immediate family members residing in the same household;

•	Vested Company restricted stock awards that are issued as part of the executive’s long-term compensation;

•	Company shares acquired upon option exercise that the executive continues to hold;

•	Company shares held in the Company’s Deferred Compensation Plan; and

•	Company shares beneficially owned through a trust.

Covered executives are required to achieve their Stock Ownership Guideline within four years from inclusion in the program and continue to maintain and hold the level of stock ownership as long as they are executive officers of the Company. All covered executives are in compliance with the Stock Ownership Guidelines. Once achieved, ownership of the guideline amount must be maintained for a holding period as long as the individual is subject to Executive Stock Ownership Guidelines.

Executive and Change of Control Agreements

The Company maintains Executive Agreements with five executive officers subject to Section 16 of the Securities and Exchange Commission regulations. The Executive Agreements are not considered employment agreements and the executives are employed “at will” by the Company. These agreements provide protection in the event of a qualified termination, which is defined as an (i) involuntary termination of the executive officer by the Company other than for “Cause” or (ii) either an involuntary termination other than for “Cause” or a voluntary termination by the executive for “Good Reason,” in each case, during a specified period of time after a corporate “Change of Control” (as defined in each Executive Agreement) of the Company. The triggering events were selected due to the executive not having complete control of their circumstances. Executives are exercising control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.

If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, the Executive Agreements provide (i) for payments based on the executive officer’s base salary and target annual bonus amount, (ii) that all restrictions on restricted stock and phantom stock units will lapse and (iii) for continued health benefits for 24 months. Any vested, non-qualified stock options would expire after 3 months of the date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by the Company of its executive officers and to allow such executive to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change of Control without concern that such executive might be unduly distracted by the uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, the Company’s agreement requires a “double trigger” (i.e. a change of control along with an involuntary loss of employment). If a qualified termination occurs during the 24-month period following a corporate Change of Control, the agreements provide for a lump sum payment to the executive officer based on the executive officer’s base salary and target annual incentive amount. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock, performance based stock, phantom stock and options will become vested, that all restrictions on such awards will lapse and that outstanding stock options will remain exercisable for the remainder of their terms. The executive officer will also be entitled to (A) health benefits until the earlier of (i) 36 months and (ii) the date the executive begins receiving comparable benefits from a subsequent employer, (B) vesting of all contributions to our 401(k) plan and Deferred Compensation Plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. Executive agreements entered into with Mrs. Taylor and Messrs. Cragg and Steen entitle the executive to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Internal Revenue Code. The Company discontinued the practice of providing tax gross-ups in its executive agreements, and accordingly, the executive agreements entered into with Messrs. Hajdik and Moses do not contain excise tax gross up protection. See “Potential Payments Under Termination or Change of Control” in this Proxy Statement for additional disclosures of severance and Change of Control payments for Named Executive Officers.

The Executive Agreements have a term of three years and are extended automatically for one additional day on a daily basis for a period of three years, unless notice of non-extension is given by the Board of Directors of the Company, in which case the agreement will terminate on the third anniversary of the date notice is given. To receive benefits under the Executive Agreement, the executive officer will be required to execute a release of all claims against the Company. Certain terms of the Executive Agreements are summarized below.

Cindy B. Taylor. Under the terms of Mrs. Taylor’s Executive Agreement, she will be entitled to receive a lump sum payment equal to two and a half times her base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, Mrs. Taylor will be entitled to receive a lump sum payment equal to one and a half times her base salary and target annual incentive amount as well as other benefits described above.

All Other Section 16 Executive Officers. Under the terms of each of their Executive Agreements, the executive officer will be entitled to receive a lump sum payment equal to two times his base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a Change of Control, the executive officer will be entitled to receive a lump sum payment equal to his base salary and target annual incentive amount as well as other benefits described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

THE COMPENSATION COMMITTEE

Gary L. Rosenthal, Chairman

Mark G. Papa

Stephen A. Wells

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Named Executive Officers for each fiscal year in the three year period ended December 31, 2014. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s compensation over the last several years, including equity and non-equity based compensation.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Cindy B. Taylor	2014	790,385	3,307,739	320,290	1,302,624	112,228	5,833,266
President & Chief	2013	740,385	2,493,448	373,749	1,232,725	91,924	4,932,231
Executive Officer	2012	695,192	5,726,489	598,880	1,086,497	91,403	8,198,461
Lloyd A. Hajdik	2014	375,000	829,543	105,696	369,484	236,562	1,916,285
Senior Vice President,	2013	7,234	—	—	—	—	7,234
Chief Financial Officer & Treasurer (3)
Christopher E. Cragg	2014	390,385	967,126	128,116	481,222	47,471	2,014,320
Senior Vice President,	2013	345,192	762,375	113,240	447,290	32,153	1,700,250
Operations	2012	322,115	550,095	168,435	240,793	38,321	1,319,759
Lias J. Steen	2014	390,385	967,126	128,116	452,034	60,068	1,997,729
Senior Vice President, Human Resources & Legal (3)	2013	344,231	762,375	113,240	343,882	4,458	1,568,186
Charles J. Moses	2014	351,442	150,645	—	552,308	43,847	1,098,242
Senior Vice President, Offshore Products	2013	322,115	441,375	113,240	379,566	37,560	1,293,856
	2012	308,077	465,465	187,150	340,179	37,394	1,338,265

(1)

These columns represent the dollar amounts for the years shown of the aggregate grant date fair value of restricted stock awards, performance based awards and option awards, as applicable, granted in those years computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that the Company expects to expense in its financial statements over the award’s vesting schedule (generally four years) and, for performance based awards, is based upon the probable outcome of the applicable performance conditions. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s future accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the Named Executive Officers. All options awarded were priced at the date of the award. See Note 16 to our consolidated financial statements on Form 10-K for the year ended December 31, 2014 for additional detail regarding assumptions underlying the value of these awards. The performance based stock awards can potentially achieve a maximum number of shares equal to 200% of the target level of shares, depending on the Company’s performance.

(2)

Amounts of “Non-Equity Incentive Plan Compensation” paid to each of the Named Executive Officers were made pursuant to the Company’s Annual Incentive Compensation Plan. For a description of this plan please see “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation.”

(3)	No amounts are reflected with respect to Messrs. Hajdik or Steen for 2012, as Mr. Hajdik commenced employment in 2013 and Mr. Steen was not a Named Executive Officer of the Company during 2012.
(4)	The 2014 amount shown in “All Other Compensation” column reflects the following for each Named Executive Officer:

	Retirement Plan Match ($)(a)	Deferred Compensation Plan Match ($)(a)	Other ($)(b)	Total ($)
Cindy B. Taylor	7,490	96,829	7,909	112,228
Lloyd A. Hajdik	9,823	18,062	208,677	236,562
Christopher E. Cragg	9,635	32,249	5,587	47,471
Lias J. Steen	16,115	33,348	10,605	60,068
Charles J. Moses	—	36,550	7,297	43,847

(a)

Represents the matching contributions made by the Company to each of the Named Executive Officers pursuant to the 401(k) Retirement Plan and the Deferred Compensation Plan as more fully described in “Compensation Discussion and Analysis—Retirement Plans”, included herein.

(b)

The amounts shown in the “Other” column in the table above include club dues and the imputed income attributable to term life insurance benefits provided for Messrs. Hajdik, Cragg, Moses and Steen and Mrs. Taylor. Additionally, Mr. Hajdik received a lump sum payment of $200,000 on his one year anniversary of commencement of employment that is included in “All Other Compensation”.

Each of the Named Executive Officers is party to an Executive Agreement, which agreements are not considered employment agreements. For a description of these agreements, please see “Compensation Discussion and Analysis—Executive and Change of Control Agreements.” The compensation amounts described in the preceding table were determined as described under “Compensation Discussion and Analysis—Elements of Compensation.” The material terms of the awards reported in the Grants of Plan Based Awards Table below are described in the “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation” and “—Long-Term Incentives.”

GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and non-equity awards granted to Named Executive Officers in 2014, including the following: (1) the grant date; (2) the estimated future payouts under the non-equity incentive plan, which is discussed in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation”, included herein; (3) the number of performance based awards pursuant to the Company’s 2001 Equity Participation Plan; (4) the number of restricted stock and phantom stock awards pursuant to the Company’s 2001 Equity Participation Plan; (5) the number of stock option awards, which consist of the number of shares underlying stock options awarded, pursuant to the Company’s 2001 Equity Participation Plan; (6) the exercise price of the stock option awards, which reflects the NYSE Closing Price on the grant date; and (7) the fair value of each equity award computed in accordance with FASB ASC Topic 718—Stock Compensation as of the grant date. The performance share numbers shown in the table below reflect equitable adjustment of the awards in connection with the spin-off of Civeo Corporation. All other stock awards and options awards reflect the numbers prior to the spin-off of Civeo Corporation.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Performance Based Stock Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Options Awards: Number of Securities Underlying	Exercise or Base Price of Stock and Options	Grant Date Fair Value Of Stock and Option
Name	Plan	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum	Units (#)(3)	Options (#)(3)	Awards ($/SH)	Awards ($)(4)
Cindy B. Taylor	AICP		—	800,000	1,600,000
	2001 Plan	7/29/2014				—	24,050	48,100			62.37	1,499,999
	2001 Plan	2/19/2014							18,000		100.43	1,807,740
	2001 Plan	2/19/2014								10,000	100.43	320,290
Lloyd A. Hajdik	AICP		—	225,000	450,000
	2001 Plan	7/29/2014				—	3,800	7,600			62.37	237,006
	2001 Plan	2/19/2014							5,900		100.43	592,537
	2001 Plan	2/19/2014								3,300	100.43	105,696
Christopher E. Cragg	AICP		—	320,000	640,000
	2001 Plan	7/29/2014				—	6,650	13,300			62.37	414,761
	2001 Plan	2/19/2014							5,500		100.43	552,365
	2001 Plan	2/19/2014								4,000	100.43	128,116
Lias J. Steen	AICP		—	280,000	560,000
	2001 Plan	7/29/2014				—	6,650	13,300			62.37	414,761
	2001 Plan	2/19/2014							5,500		100.43	552,365
	2001 Plan	2/19/2014								4,000	100.43	128,116
Charles J. Moses	AICP		—	280,000	560,000
	2001 Plan	7/29/2014				—	—	—			—	—
	2001 Plan	2/19/2014							1,500		100.43	150,645
	2001 Plan	2/19/2014								—	—	—

(1)

The amounts shown in the column “Target” reflect the target level of bonus payable under the Company’s AICP (see discussion in “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation”, included herein) which is based on an executive’s base salary paid during the year multiplied by the executive’s bonus percentage. The base salary used in this table is the base salary in effect as of December 31, 2014; however, actual awards are calculated based on a participant’s eligible AICP earnings paid in the year. The amount shown in the “Maximum” column represents 200% of the target amount. Performance results at or below the entry level percentage of performance targets established under the AICP will result in no payments being made under the AICP. The entry level percentage ranged from 75% to 85% in 2014, depending on the business unit involved. If the performance results fall between the entry level and the target level, 0 – 100% of the target level bonus will be paid out proportionately to the distance such performance results fall between the two levels. If the performance results fall between the target level and the maximum level, 100 – 200% of the target level bonus will be paid out proportionately to the distance such performance results fall between the two levels.

(2)

The amounts shown under “Estimated Future Payouts Under Equity Plan Awards include performance based awards as described as “Elements of Compensation – Long-Term Incentives” in this proxy statement. Target level of performance is based on the Company’s stock cumulative pre-tax ROI performance for the period beginning July 1, 2014 to December 31, 2016 of 9.5% and the over-achieve performance level is based on an pre-tax ROI of 13% for the same period.

(3)

The amounts shown in “All Other Stock Awards” and “All Other Option Awards” columns reflect the number of restricted stock awards and stock options, respectively, granted in 2014 pursuant to the Company’s 2001 Equity Participation Plan.

(4)

This column shows the full grant date fair value of restricted stock awards, performance based stock awards, phantom stock awards and stock options computed under FASB ASC Topic 718—Stock Compensation which were granted to the Named Executive Officers during 2014. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award or option vesting schedule and, for performance based awards, is based upon the probable outcome of the applicable performance conditions. Stock options granted in 2014 were valued at award date at a fair value of $32.03 per option.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2014. This table includes unexercised and unvested option awards and unvested stock awards, including restricted stock awards, performance based awards and phantom stock awards. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date or other factors, as discussed. Accelerated vesting provisions applicable to the outstanding awards are described below under “—Potential Payments Upon Termination or Change in Control.” The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2014, which was $48.90. The number of performance awards shown in the table below reflects a theoretical achievement level of performance assuming December 31, 2014 was the end of the performance period. The actual performance period for the 2014 awards will end on December 31, 2016. The share numbers shown in the table below reflect the adjustment of the awards in connection with the spin-off of Civeo Corporation. For additional information about these awards (and their adjustment in connection with the spin-off), see the description of equity incentive compensation in “Compensation Discussion and Analysis”, included herein.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Shares, Units or Other Rights that Have Not Vested ($)
Cindy B. Taylor	28,686	(2)			9.71	2/19/2015
	55,764	(3)			14.30	6/19/2015
	68,633	(4)			21.96	2/19/2016
	19,303	(5)	6,434	(5)	43.95	2/17/2021
	13,727	(7)	13,726	(7)	49.33	2/16/2022
	5,664	(11)	16,988	(11)	46.78	2/19/2023
			17,158	(14)	58.54	2/19/2024
							8,580	(6)	419,562
							12,440	(8)	608,316
							40,537	(9)	1,982,259
							101,372	(10)	4,957,091
							22,979	(12)	1,123,673
							45,346	(13)	2,217,419
							30,885	(15)	1,510,277
										35,738	(17)	1,747,603
Lloyd A. Hajdik			5,662	(14)	58.54	2/19/2024
							10,124	(15)	495,064
										5,647	(17)	276,138
Christopher E. Cragg	38,606	(2)			9.71	2/19/2015
	17,158	(4)			21.96	2/19/2016
	3,217	(5)	1,072	(5)	43.95	2/17/2021
	3,861	(7)	3,860	(7)	49.33	2/16/2022
	1,716	(11)	5,147	(11)	46.78	2/19/2023
			6,863	(14)	58.54	2/19/2024
							2,574	(6)	125,869
							3,432	(8)	167,825
							8,580	(10)	419,562
							7,078	(12)	346,114
							13,727	(13)	671,250
							9,438	(15)	461,518
										9,882	(17)	483,230

Lias J. Steen	10,294	(4)			21.96	2/19/2016
	3,217	(5)	1,072	(5)	43.95	2/17/2021
	3,861	(7)	3,860	(7)	49.33	2/16/2022
	1,716	(11)	5,147	(11)	46.78	2/19/2023
			6,863	(14)	58.54	2/19/2024
						0	2,574	(6)	125,869
							3,432	(8)	167,825
							8,580	(10)	419,562
							7,078	(12)	346,114
							13,727	(13)	671,250
							9,438	(15)	461,518
										9,882	(17)	483,230
Charles Moses	25,737	(4)			21.96	2/19/2016
	3,217	(5)	1,072	(5)	43.95	2/17/2021
	4,290	(7)	4,289	(7)	49.33	2/16/2022
	1,716	(11)	5,147	(11)	46.78	2/19/2023
							2,574	(6)	125,869
							2,574	(8)	125,869
							8,580	(10)	419,562
							7,078	(12)	346,114
							2,574	(16)	125,869

(1)

Pursuant to the spin-off of Civeo Corporation, the restricted stock and options for the 2001 Equity Participation Plan participants were adjusted to account for the dilutive effect of the spin-off on the Company’s share price. For option awards, the conversion ratio was based on the simple average of the volume weighted average per share price of the Company’s common stock on the date of the spin off and the two immediately preceding trading days and the first three trading days following the spin-off.

(2)	Stock option award of 2/19/2009 that vests at the rate of 25% per year with vesting dates of 2/19/2010, 2/19/2011, 2/19/2012 and 2/19/2013.
(3)	Stock option award of 6/19/2009 that vested 100% on 6/19/2012.
(4)	Stock option award of 2/19/2010 that vests at the rate of 25% per year, with vesting dates of 2/19/2011, 2/19/2012, 2/19/2013 and 2/19/2014.
(5)	Stock option award of 2/17/2011 that vests at the rate of 25% per year, with vesting dates of 2/17/2012, 2/17/2013, 2/17/2014 and 2/17/2015.
(6)	Restricted stock award of 2/17/2011 that vests at the rate of 25% per year, with vesting dates of 2/17/2012, 2/17/2013, 2/17/2014 and 2/17/2015.
(7)	Stock option award of 2/16/2012 that vests at the rate of 25% per year, with vesting dates of 2/16/2013, 2/16/2014, 2/16/2015 and 2/16/2016.
(8)	Restricted stock award of 2/16/2012 that vests at the rate of 25% per year, with vesting dates of 2/16/2013, 2/16/2014, 2/16/2015 and 2/16/2016.
(9)	Restricted stock award of 2/16/2012 that vests at the rate of 100% on 2/16/2016 assuming the executive’s continued employment at that date.
(10)	Performance based stock award granted on 2/16/2012 that was converted to restricted stock award at 200% and vested 100% on February 16, 2015.
(11)	Stock option award of 2/19/2013 that vests at the rate of 25% per year, with vesting dates of 2/19/2014, 2/19/2015, 2/19/2016 and 2/19/2017.
(12)	Restricted stock award of 2/19/2013 that vests at the rate of 25% per year, with vesting dates of 2/19/2014, 2/19/2015, 2/19/2016 and 2/19/2017.
(13)	Performance based stock award granted on 2/19/2013 that was converted to restricted stock award at 200% and will vest 100% on February 19, 2016.
(14)	Stock option award of 2/19/2014 that vests at the rate of 25% per year, with vesting dates of 2/19/2015, 2/19/2016, 2/19/2017 and 2/19/2018.
(15)	Restricted stock award of 2/19/2014 that vests at the rate of 25% per year, with vesting dates of 2/19/2015, 2/19/2016, 2/19/2017 and 2/19/2018.
(16)	Restricted stock award of 2/19/2014 that vests in one year on 2/19/2015.
(17)

Performance based stock award granted on 7/29/2014 that will vest based on the Company’s ROIC performance over the two and a half year period from July 1, 2014 to December 31, 2016. Performance level achievement through December 31, 2014 is 149% of target.

OPTIONS EXERCISED AND STOCK VESTED

The following table provides information for the Named Executive Officers on (1) stock option exercises during 2014, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized each before payment of any applicable withholding tax. The share numbers shown in the table below reflect the adjustment of the awards in connection with the spin-off of Civeo Corporation.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Pre-tax Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Cindy B. Taylor	100,000	3,876,000	18,715	1,862,039
Lloyd A. Hajdik (2)	—	—	—	—
Christopher E. Cragg	—	—	6,000	597,505
Lias J. Steen	35,737	1,414,857	5,625	559,844
Charles J. Moses	6,434	253,863	4,625	459,921

(1)	Reflects shares received pursuant to restricted stock awards under the 2001 Equity Participation Plan for grants made in 2010 through 2013 to each Named Executive Officer.
(2)	Mr. Hajdik did not have any options exercised or stock that vested in 2014.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	1,007,686	$38.97	2,447,745
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,007,686	$38.97	2,447,745

Our 2001 Equity Participation Plan has been approved by our stockholders.

NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

The Company maintains the Deferred Compensation Plan, which is a nonqualified deferred compensation plan for U.S. citizens that permits our directors and eligible employees to elect to defer all or a part of their cash compensation (base and/or incentive pay) from us until the termination of their status as a director or employee or a change of control. See “Compensation Discussion and Analysis—Deferred Compensation Plan”, included herein, for details about the plans.

The investment alternatives currently available to an executive under the Deferred Compensation Plan are the same mutual funds available to all employees under the Company’s 401(K) Retirement Plan.

Detailed below is activity in the Deferred Compensation Plan for each Named Executive Officer.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance At Last Fiscal Year End ($)
Cindy B. Taylor	113,483	96,829	(10,418)	—	2,261,397
Lloyd A. Hajdik	10,923	18,062	837	—	29,821
Christopher E. Cragg	50,261	32,249	38,587	—	674,137
Lias J. Steen	57,811	33,348	13,114	—	201,843
Charles J. Moses	43,860	36,550	(40,092)	—	662,853

(1)

All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Summary Compensation Table for 2014.

(2)	Amounts reported in this column are also included in the “All Other Compensation” column of the Summary Compensation Table for 2014.
(3)

This column represents net unrealized appreciation, dividends and distributions from mutual fund investments for 2014 associated with investments held in the Deferred Compensation Plan for Mrs. Taylor and Messrs. Hajdik, Cragg, Steen and Moses.

(4)

The Deferred Compensation Plan allows an annual “roll-over” of deferred compensation amounts into the Company’s 401(k) Retirement Plan to the maximum extent permitted by U.S. Internal Revenue Service regulations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of a qualified termination, which is defined as (i) an involuntary termination of the executive officer by the Company other than for “Cause” or (ii) either an involuntary termination other than for “Cause” or a voluntary termination by the executive for “Good Reason,” in each case, during a specified period of time after a corporate “Change of Control” (as defined in each Executive Agreement) of the Company. See “Compensation Discussion and Analysis—Executive and Change of Control Agreements” herein for additional information; such Executive and Change of Control Agreements are referred to herein as “Executive Agreements”. The scope and terms of compensation due to each Named Executive Officer upon voluntary terminations, early retirement, retirement, for Cause termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the table assume that such qualified termination was effective as of December 31, 2014 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

Executive and Change of Control Agreements

Per Mrs. Taylor’s Executive Agreement, if Mrs. Taylor is terminated by the Company following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if Mrs. Taylor voluntarily terminates her employment for “Good Reason”, as defined in the agreement, in either case, during the 24-month period following a corporate Change of Control, she is entitled to receive a lump sum severance payment of two and one half times the sum of her base salary and the target annual bonus that may be earned by her pursuant to the AICP for the year of termination. If Mrs. Taylor is terminated by the Company not for Cause other than during the 24-month period following a Change of Control, she is entitled to receive a lump sum severance payment of one and a half times the sum of her base salary and the target annual bonus that may be earned by her pursuant to the AICP for the year of termination.

Pursuant to the other Named Executive Officers’ Executive Agreements, if any of them is terminated by the Company following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if any of them voluntarily terminate their employment for “Good Reason”, as defined, in either case, in the agreement, during the 24-month period following a corporate Change of Control, then the affected Named Executive Officer is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus that may be earned by him pursuant to the AICP for the year of termination. If any of them are terminated by the Company not for Cause other than during the 24-month period following a Change of Control, he is entitled to receive a lump sum severance payment of one times the sum of his base salary and the target annual bonus that may be earned by him pursuant to the AICP for the year of termination.

If a Named Executive Officer is terminated by the Company not for Cause other than during the 24-month period following a corporate Change of Control, the Executive Agreements provide (i) for the cash lump sum severance payments described above, (ii) that all restrictions on restricted stock and phantom stock units will lapse and (iii) for continued health benefits for 12 months. Any vested, non-qualified stock options would expire after 3 months of the date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by the Company of its executive officers and to allow such executive to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change of Control without concern that such executive might be unduly distracted by the uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, the executive agreements require a “double trigger” (i.e. a change of control along with an involuntary loss of employment). If the qualified termination occurs during the 24-month period following a corporate Change of Control, the agreements provide for the cash lump sum severance payments described above. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock, performance based stock, phantom stock and options will become vested, that all restrictions on such awards will lapse and that outstanding stock options will remain exercisable for the remainder of their terms. The executive officer will also be entitled to (A) health benefits until the earlier of (i) 36 months and (ii) the date the executive begins receiving comparable benefits from a subsequent employer, (B) vesting of all contributions to our 401(k) plan and Deferred Compensation Plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. Executive agreements entered into with Mrs. Taylor and Messrs. Cragg and Steen entitle the executive to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Internal Revenue Code. Executive Agreements entered into with Messrs. Hajdik and Moses do not contain excise tax gross up protection.

To receive benefits under the Executive Agreement, the executive officer will be required to execute a release of all claims against the Company.

Deferred Compensation Plan

Generally, each participant in the Deferred Compensation Plan will receive, at the participant’s election, a lump sum distribution or installment payments upon a change of control or a termination of the participant’s service with the Company and its affiliates. For “Key Employees,” as defined in IRS regulations, distributions of deferrals made after 2004 are delayed at least six months. Any other withdrawals by the participant will be made in good faith compliance with 409A limitations. Please see “Nonqualified Deferred Compensation” for information regarding the aggregate balance of each Named Executive Officer who participates in the Deferred Compensation Plan and “Compensation Discussion and Analysis—Deferred Compensation Plan” for additional information regarding payments under the Deferred Compensation Plan.

Equity Awards

The Company’s stock option agreements provide that, in the event of an employee’s disability, retirement or death, outstanding unvested stock options will become fully vested and will be exercisable for a period of one year following the employee’s date of termination due to disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code, retirement (on or after attainment of age 65 or, with the Compensation Committee’s express written consent, on or after the age of 55) or death. The Company’s restricted stock award agreements provide that restricted stock awards will become fully vested on (i) the date a Change of Control occurs or (ii) the termination of an employee’s employment due to his death or a disability that entitles the employee to receive benefits under a long term disability plan of the Company. The Company’s performance based award agreements provided that, if prior to the fifteen-month anniversary of the grant date of the award, (A) a Change of Control occurs, or (B) the employee retires or becomes disabled or dies, then the performance based award will vest upon the occurrence of such event at such level as specified in the applicable award agreement.

Qualification of Payments

Shown in the table below are potential payments upon the assumed (i) involuntary not for Cause termination of the Named Executive Officers other than during the 24-month period following a Change of Control, or (ii) involuntary not for Cause termination or termination by the Named Executive Officer for “Good Reason,” in either case, during the 24-month period following a Change of Control of the Company, occurring as of December 31, 2014. Potential payments to Mr. Steen if a change of control is assumed as of December 31, 2014 would trigger a gross up payment for excise taxes that would be reimbursed under their Executive Agreements.

	Cindy B. Taylor		Lloyd A. Hajdik		Christopher E. Cragg
Executive benefits and Payments Upon Separation	Involuntary Not for Cause Termination without a Change of Control on 12/31/2014	Termination with a Change of Control on 12/31/2014	Involuntary Not for Cause Termination without a Change of Control on 12/31/2014	Termination with a Change of Control on 12/31/2014	Involuntary Not for Cause Termination without a Change of Control on 12/31/2014	Termination with a Change of Control on 12/31/2014
Compensation:
Cash Severance	$2,400,000	$4,000,000	$600,000	$1,200,000	$720,000	$1,440,000
Stock Options(1)	$—	$1,033	$—	$—	$—	$300
Stock Awards(1)	$12,583,926	$12,583,926	$771,202	$771,202	$2,675,368	$2,675,368
Benefits & Perquisites:
Health and Welfare Benefits(2)	$19,537	$29,005	$19,537	$29,005	$19,537	$29,005
Outplacement Assistance(3)	$—	$120,000	$—	$56,250	$—	$60,000
Tax Gross Up	$—	$—	$—	$—	$—	$—

	Lias J. Steen		Charles J. Moses
Executive benefits and Payments Upon Separation	Involuntary Not for Cause Termination without a Change of Control on 12/31/2014	Termination with a Change of Control on 12/31/2014	Involuntary Not for Cause Termination without a Change of Control on 12/31/2014	Termination with a Change of Control on 12/31/2014
Compensation:
Cash Severance	$680,000	$1,360,000	$630,000	$1,260,000
Stock Options(1)	$—	$300	$—	$300
Stock Awards(1)	$2,675,368	$2,675,368	$1,143,282	$1,143,282
Benefits & Perquisites:
Health and Welfare Benefits(2)	$19,537	$29,005	$19,537	$29,005
Outplacement Assistance(3)	$—	$60,000	$—	$52,500
Tax Gross Up	$—	$154,897	$—	$—

(1)

Reflects the value of unvested stock options, restricted stock awards and performance based awards as of December 31, 2014 that would be accelerated as a result of the separation event based on the Company’s stock price of $48.90, which was the closing market price of the Company’s common stock as of December 31, 2014. Performance based awards have been quantified assuming that the performance period ended on December 31, 2014 and that the performance level achievement would have been 149% of target for the 2014 awards. The amounts reported in the “Stock Options” row would also be realized by the Named Executive Officers in the event of a Named Executive Officer’s disability, retirement or death occurring on December 31, 2014. In addition, the amounts reported in the “Stock Awards” row would be realized by the Named Executive Officers in the event of the occurrence of a Change of Control (without the occurrence of a qualified termination) or upon the Named Executive Officer’s death or disability, in each case, occurring on December 31, 2014.

(2)

Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the Named Executive Officer under the Company’s health and welfare benefit plans for the applicable continuation period specified in the Executive Agreements.

(3)	Reflects the maximum amount of outplacement assistance that would be provided for the Named Executive Officer pursuant to the Executive Agreement.

DIRECTOR COMPENSATION

Directors who are also our employees do not receive a retainer or fees for service on our Board of Directors or any committees. Mrs. Taylor, a Director of our Company and the Company’s President and Chief Executive Officer, does not receive director compensation. Directors who were not employees receive an annual retainer of $50,000 and fees of $2,000 for attendance at each Board of Directors or committee meeting. The non-employee director who serves as the Chairman of the Board receives an additional annual retainer of $100,000, which is paid quarterly 50% in cash and 50% in fully vested shares of Company stock, and each non-employee director who serves as the chairman of the Compensation Committee or the Nominating & Corporate Governance Committee receives an additional annual retainer of $10,000. The chairman of the Audit Committee receives an additional annual retainer of $17,500. Members of the Nominating & Corporate Governance Committee and the Compensation Committee, other than the Committee chairman, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee Chairs, receive an additional annual retainer of $10,000. Under current guidelines, newly elected non-employee directors receive restricted stock awards of the Company’s common stock valued at $125,000 after their initial election. Non-employee directors receive additional restricted stock awards of the Company’s common stock valued at $125,000 at each annual stockholders’ meeting after which they continue to serve. The non-employee directors’ restricted stock awards are valued on the award date based on the closing stock price and vest on the earlier of one year from the date of grant or the next annual stockholders’ meeting date following the date of grant.

Non-Employee directors are subject to the Company’s stock ownership and holding period guidelines pursuant to which they are expected to retain restricted stock award shares remaining, after payment of applicable taxes, valued at five times the annual retainer amount, or $250,000, until retirement or until leaving the Board of Directors. Prior to 2005, directors received options to purchase shares of our common stock pursuant to the terms of the 2001 Equity Participation Plan. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training.

 The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lawrence R. Dickerson	49,500	125,000	174,500
Martin A. Lambert (2)	41,500	—	41,500
S. James Nelson	94,000	125,000	219,000
Mark G. Papa	103,000	125,000	228,000
Gary L. Rosenthal	92,000	125,000	217,000
Christopher T. Seaver	90,000	125,000	215,000
Douglas E. Swanson (3)	33,000	—	33,000
William T. Van Kleef	97,500	125,000	222,500
Stephen A. Wells	148,000	175,000	323,000

(1)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted in 2014 calculated in accordance with FASB ASC Topic 718—Stock Compensation. Please see our footnote 15 to our consolidated financial statements included in our Form 10-K for information regarding the assumptions relied upon for this calculation. Pursuant to FASB ASC Topic 718—Stock Compensation, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors. Mr. Wells stock award total includes $50,000 of the Company’s stock as part of his fees as Chairman of the Board which vested on the grant date.

(2)	In connection with the spin-off of Civeo Corporation on May 30, 2014, Mr. Lambert resigned as a director of the Company.
(3)	Mr. Swanson opted not to stand for re-election at the May 15, 2014 Annual Meeting.

As of December 31, 2014, the aggregate number of unvested shares of restricted stock awards and the aggregate number of shares outstanding underlying option awards held by non-employee directors are as follows:

Name	Stock Awards #	Option Awards #
Lawrence R. Dickerson	2,259	—
S. James Nelson	2,259	—
Mark G. Papa	2,259	—
Gary L. Rosenthal	2,259	—
Christopher T. Seaver	2,259	—
William T. Van Kleef	2,259	—
Stephen A. Wells	2,259	—

SECURITY OWNERSHIP

The following table sets forth, as of March 23, 2015 (except as otherwise indicated), information regarding common stock beneficially owned by:

•	each person we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage(2)
AJO, LP(3)	3,928,020	7.6%
230 S. Broad Street, 20th Floor Philadelphia, PA 19102
Vanguard Group(4)	3,867,868	7.5%
100 Vanguard Blvd Malvern, PA 19355
Atlantic Investment Management, Inc.(5)	3,850,000	7.5%
666 Fifth Avenue New York, NY 10103
Herndon Capital Management, LLC(6)	3,856,133	7.5%
191 Peachtree Street NE Suite 2500 Atlanta, GA 30303
FMR LLC(7)	3,801,894	7.4%
245 Summer Street Boston, Massachusetts 02210
Capital World Investors(8)	3,408,931	6.6%
333 South Hope Street Los Angeles, CA 90071
BlackRock, Inc(9)	3,286,954	6.4%
55 East 52nd Street New York, NY 10022
Cindy B. Taylor(10)	492,190	*
Lloyd A. Hajdik(10)	3,190	*
Christopher E. Cragg(10)	90,338	*
Lias J. Steen(10)	67,091	*
Charles J. Moses(10)	81,764	*
Lawrence R. Dickerson	2,259	*
S. James Nelson	28,854	*
Mark G. Papa	24,652	*
Christopher T. Seaver	17,602	*
Gary L. Rosenthal	27,008	*
William T. Van Kleef	25,418	*
Stephen A. Wells	50,726	*
All directors and executive officers as a group (12 persons)(10)	927,603	1.78%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.

(2)	Based on total shares outstanding of 51,810,315 as of February 28, 2015.
(3)

Based on a Schedule 13G filed pursuant to the Exchange Act on February 12, 2015, the shares reported represent the aggregate beneficial ownership by AJO, LP. and certain of its affiliates. AJO, LP. may be deemed to have sole voting power with respect to 1,956,250 shares and sole dispositive power with respect to 3,928,020 shares.

(4)

Based on a Schedule 13G filed with the SEC pursuant to the Exchange Act on February 10, 2015. The shares reported represent the aggregated beneficial ownership by the Vanguard Group. The Vanguard Group may be deemed to have the sole voting power with respect to 34,423 shares and sole dispositive power with respect to 3,837,745 and shared dispositive power with respect to 30,123 shares.

(5)

Based on a Schedule 13G (Amendment No.1) filed with the SEC pursuant to the Exchange Act on January 30, 2015. The shares reported represent the aggregate beneficial interest owned by Atlantic Investment Management, Inc. Atlantic Investment Management, Inc. may be deemed to have sole voting power and sole dispositive power with respect to 3,850,000 shares.

(6)

Based on a Schedule 13G filed pursuant to the Exchange Act on February 18, 2015, the shares reported represent the aggregate beneficial ownership by Herndon Capital Management, LLC. and certain of its affiliates. Herndon Capital Management, LLC. may be deemed to have sole voting power with respect to 3,352,966 shares and sole dispositive power with respect to 3,856,133 shares.

(7)

Based on a Schedule 13G-A (Amendment No. 12) filed with the SEC pursuant to the Exchange Act on February 13, 2015, the shares reported represent the aggregated beneficial ownership by FMR LLC (“FMR”) (together with its wholly owned subsidiaries). FMR may be deemed to have sole voting power with respect to 74,348 shares and sole dispositive power with respect to 3,801,894 shares. FMR has no shared voting or dispositive power with respect to any of the shares shown.

(8)

Based on a Schedule 13G (Amendment No. 2) filed with the SEC pursuant to the Exchange Act on February 13, 2015. The shares reported represent the aggregate beneficial interest owned by Capital World Investors. Capital World Investors may be deemed to have sole voting power and sole dispositive power with respect to 3,408,931 shares.

(9)

Based on a Schedule 13G-A (Amendment No. 5) filed pursuant to the Exchange Act on January 30, 2015, the shares reported represent the aggregate beneficial ownership by BlackRock, Inc. and certain of its affiliates. BlackRock, Inc. may be deemed to have sole voting power with respect to 3,118,103 and sole dispositive power with respect to 3,286,954 shares.

(10)

Includes shares that may be acquired within 60 days of February 28, 2015 through the exercise of options to purchase shares of our common stock as follows: Mrs. Taylor—186,341; Mr. Hajdik—1,416; Mr. Cragg—32,386; Mr. Steen—25,522; Mr. Moses—39,893; and all directors and executive officers combined—296,605.

PERFORMANCE GRAPH

The following performance graph and chart compare the cumulative 5-year total stockholder return on the Company's common stock relative to the cumulative total returns of the Standard & Poor's 500 Stock Index, the Philadelphia OSX Index, an index of oil and gas related companies that represent an industry composite of the Company's peer group, and a customized peer group of fourteen companies, respectively, whose individual companies are listed below for the period from December 31, 2009 to December 31, 2014. The graph and chart show the value at the dates indicated of $100 invested at December 31, 2009 and assume the reinvestment of all dividends.

   The fourteen companies included in the Company's customized peer group are: Carbo Ceramics, Inc., Core Laboratories N.V., Dresser-Rand Group, Inc., Dril-Quip, Inc., Exterran Holdings, Inc., Forum Energy Technologies, Inc., Helix Energy Solutions Group, Inc., Helmerich & Payne, Inc., Key Energy Services, Inc., McDermott International, Inc., Oceaneering International, Inc., RPC, Inc., Superior Energy Services, Inc. and Tidewater, Inc.

Oil States International – NYSE

	Cumulative Total Return
	12/09	12/10	12/11	12/12	12/13	12/14
OIL STATES INTERNATIONAL, INC.	$100.00	$163.12	$194.38	$182.08	$258.90	$217.85
S & P 500	100.00	115.06	117.49	136.30	180.44	205.14
PHLX OIL SERVICE SECTOR (OSX)	100.00	124.14	105.83	107.34	139.75	119.32
PEER GROUP	100.00	142.01	145.29	143.55	198.53	149.16

*$100 invested on December 31, 2009 in stock or index, including reinvestment of dividends. Fiscal year ending December 31st.

(1)

This graph is not "soliciting material," is not deemed filed with the Commission and is not to be incorporated by reference in any filing by us under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)

The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

Prepared by Research Data Group, Inc. Used with permission. Copyright© 2015. All rights reserved. (www.researchdatagroup.com/S&P.htm).

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2015. Ernst & Young LLP has audited the Company’s consolidated financial statements since May 2000. Ratification of Ernst & Young LLP as the Company’s auditors for the year ending December 31, 2015 will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our stockholders.

 AUDIT FEE DISCLOSURE

The following table shows the aggregate fees billed by and paid to Ernst & Young LLP in each of the last two fiscal years for the services indicated:

	2014	2013
	(In thousands)
Audit Fees	$2,322	$3,152
Audit-Related Fees	—	—
Tax Fees	385	1,105
All Other Fees	5	12
Total	$2,712	$4,269

Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal controls over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with accounting consultations billed as audit services, the standards of the PCAOB.

Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions and accounting consultations and audits in connections with acquisitions, and internal control reviews.

Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit. Tax fees also include tax consulting assistance related to the proposed spin-off of Civeo Corporation and possible REIT election for that business.

All Other Fees. All other fees include primarily consulting assistance related to the Company’s conflict minerals initiative.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted the Audit Committee Pre-Approval Policy, effective as of February 19, 2008, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Vice President, Controller and Chief Accounting Officer. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. All services rendered by Ernst & Young LLP in 2014 were subject to our pre-approval policy. The Company has not agreed to indemnify Ernst & Young LLP in connection with any of their work, except for limited indemnification for certain tax compliance and tax advisory engagements. The Company has a policy that the hiring of any alumni of the Company’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Vice President, Controller and Chief Accounting Officer to ensure compliance with independence regulations.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of Ernst & Young LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 23, 2015.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of independent registered public accounting firm.

 AUDIT COMMITTEE REPORT

The Board of Directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board of Directors on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “10-K”), the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•

met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial and compliance personnel;

•

discussed with the Company’s senior management, independent registered public accounting firm and the Internal Audit Director the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•

reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, and (4) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•

based on these reviews and discussions, as well as private discussions with the independent registered public accounting firm and the Company’s Internal Audit Director, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•

determined that the non-audit services provided to the Company by the independent registered public accounting firm (discussed above under the Proposal to Ratify the Selection of Independent Registered Public Accounting Firm (Proposal 2)), are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2014 and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent registered public accounting firm and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

William T. Van Kleef, Chairman

Lawrence R. Dickerson

S. James Nelson

Christopher T. Seaver

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is asking that you vote for approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

Section 14A of the Exchange Act requires us to provide an advisory stockholder vote to approve the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement, including under “Compensation Discussion and Analysis” and “Executive Compensation.”

As discussed in greater detail in the “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to:

•	Attract, motivate, reward and retain key employees and executive talent required to achieve corporate strategic plans;

•	Reinforce the relationship between strong individual performance of executives and business results;

•	Align the interests of executives with the long-term interests of stockholders; and

•	Provide a compensation program that neither promotes overly conservative actions or excessive risk taking.

The compensation program is designed to reward executives for long-term strategic management and the enhancement of stockholder value. We believe that the compensation program design and policies contribute to achievement of the Company’s objectives.

The Company’s philosophy regarding the executive compensation program for our Named Executive Officers and other senior managers has been to design a compensation package that provides competitive base salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize corporate performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budget goals, and (iii) support both the short-term and long-term strategic goals of the Company. The Compensation Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of Company goals that coincide with stockholder objectives.

For the reasons expressed above, the Compensation Committee and the Board of Directors believe that these policies and practices are aligned with the interests of our stockholders and reward our executives for performance.

We are therefore requesting your nonbinding vote on the following resolution:

“Resolved, that the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the narrative discussion, is approved.”

Approval requires the affirmative vote of holders of a majority of the shares present and entitled to vote at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the adoption, on an advisory basis, of the resolution approving the compensation of our Named Executive Officers.

Note: The Company is providing this advisory vote as required pursuant to Section 14A of the Exchange Act (15 U.S.C. 78n-1). The stockholder vote will not be binding on the Company, the Board of Directors or the Compensation Committee, and it will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee or creating or implying any change to, or additional, fiduciary duties for the Company, the Board of Directors or the Compensation Committee. Nevertheless, the Compensation Committee will consider the outcome of the vote when evaluating the Company’s compensation practices.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and representations from certain reporting persons, we believe that during 2014, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them.

STOCKHOLDERS SHARING THE SAME ADDRESS

The Company is sending only one copy of its proxy statement to stockholders who share the same address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received householded mailing this year and you would like to have additional copies of the Company’s proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Secretary of the Company either orally or in writing to Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. You may also contact the Company if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

STOCKHOLDER PROPOSALS

Stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2016 annual meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. There is no minimum number of shares required to be held by a stockholder interested in submitting a proposal for inclusion in our proxy materials.

In addition to the requirements of Rule 14a-8, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our annual meeting of stockholders, it must be either specified in our notice of the meeting or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of record at the time the notice was provided, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. A stockholder making a nomination for election to our Board or a proposal of business for the 2016 annual meeting of stockholders must deliver proper notice to our Secretary at least 120 days prior to the first anniversary date of the 2015 annual meeting of stockholders. In other words, for a stockholder nomination for election to our Board or a proposal of business to be considered at the 2016 annual meeting of stockholders, it should be properly submitted to our Secretary no later than January 13, 2016 (provided, however, that in the event that the date of the 2016 annual meeting of stockholders is more than 30 calendar days before or more than 30 calendar days after May 12, 2016, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by us).

If we increase the number of directors to be elected at an annual meeting, and do not make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 120 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice regarding the nominees for the new positions created by the increase will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made. Please see “Committees and Meetings—Nominating & Corporate Governance Committee” for information regarding the submission of director nominees by stockholders. No stockholder proposal was received for inclusion in this proxy statement.

By Order of the Board of Directors,

William E. Maxwell
Corporate Secretary

Houston, Texas

April 10, 2015

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

OIL STATES INTERNATIONAL, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 2015

The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Oil States International, Inc. (the “Company”) to be held at 9:00 a.m. central time on May 12, 2015, and the Proxy Statement in connection therewith, each dated April 10, 2015 and (2) constitutes and appoints Cindy B. Taylor and Lloyd A. Hajdik and each of her or his attorneys and proxies, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of common stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meeting(s) (“Adjournment(s)”) to which that meeting is adjourned, as indicated on reverse:

PLEASE SIGN BELOW, DATE, AND RETURN PROMPTLY.

Dated:	, 2015

Signed:

IMPORTANT: Please sign exactly as name appears to the left. When signing on behalf of a corporation, partnership, estate, trust, or in other representative capacity, please sign named and title. For joint accounts, each joint owner must sign.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE SELECTION OF THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM AND FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. IN ORDER FOR THIS PROXY TO BE VALID, IT MUST BE SIGNED ABOVE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder’s Meeting to be held on May 12, 2015: a copy of the Proxy Statement and the Company’s 2014 Annual Shareholders’ Report are available at http://www.ir.oilstatesintl.com/proxy.cfm

PROXY

1.	ELECTION OF DIRECTORS

FOR all nominees listed below except as

Marked to the contrary below.   ☐

(1) S. James Nelson	WITHHOLD AUTHORITY to vote for all

(2) Gary L. Rosenthal	nominees listed to the left. ☐

(3) William T. Van Kleef

INSTRUCTION: To withhold authority to vote

for any individual nominee, write the number

of the nominee in the space provided.

2.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015:

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	PROPOSAL TO APPROVE THE ADVISORY VOTE RELATING TO EXECUTIVE COMPENSATION:

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS(S) THEREOF.

If you plan to attend the Annual Meeting, check this box:    ☐

For Address change and/or comments please check this box and write them below.     ☐